AS FILED WITH THE COMMISSION ON FEBRUARY 1, 2005       FILE NO. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              HENLEY VENTURES INC.
                 (Name of small business issuer in its charter)
     NEVADA                         1400                       98-0359930
     ------                         ----                       ----------
(State  or  jurisdiction  of  (Primary  Standard Industrial    (I.R.S. Employee
incorporation  or                    Classification  Code   Identification  No.)
   organization)                         Number)

   3rd Floor -  830 West Pender Street, Vancouver, British Columbia, Canada, V6C
   -----------------------------------------------------------------------------
                               1J8, (604) 683-6991
                               -------------------
            (Address and telephone of registrant's executive office)

3rd Floor - 830 West Pender Street, Vancouver, British Columbia, Canada, V6C 1J8
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

    Empire Stock Transfer Inc., Suite 300 - 7251 West Lake Mead Boulevard, Las
    --------------------------------------------------------------------------
                              Vegas, Nevada, 89128
                              --------------------
               (Name,  address  and  telephone  number  of  agent  of  service)

                                   copies to:
    Frank W. Birkholz, P.C., 1001 Fourth Ave., Suite 3827, Seattle, Washington,
                            98154 (Tel: 206-682-7628)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement under number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box  [   ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------






TITLE OF EACH . . .  NUMBER OF      PROPOSED                   PROPOSED
CLASS OF SECURITIES  SHARES TO      MAXIMUM OFFERING           MAXIMUM AGGREGATE   AMOUNT OF
TO BE REGISTERED. .  BE REGISTERED  PRICE PER SHARE (I) (II)   OFFERING PRICE      REGISTRATION FEE
-------------------  -------------  -------------------------  ------------------  ------------------
Common Stock,
par value of $0.001
per share . . . . .      1,220,000  $                    0.10  $          122,000  $        100 (iii)
-------------------  -------------  -------------------------  ------------------  ------------------



(i) Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act"). Estimated solely for the purposes of calculating the registration fee. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to Henley Ventures' shareholders in a private placement memorandum. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or the "Pink Sheets" at which time the shares may be sold at prevailing market prices or privately negotiated prices.


(ii) There  is  no  public  market  for  Henley  Ventures  Inc.  securities.

(iii)  Previously  paid  fees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.







Prospectus                                             Subject  to  Completion
                                                         Date February 1, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFERING OR SALE IS NOT PERMITTED.

                              HENLEY VENTURES INC.
                                 (the "Company")

                       3rd Floor - 830 West Pender Street
                           Vancouver, British Columbia
                                 Canada, V6C 1J8

                                 (604) 683-6991

                        1,220,000 SHARES OF COMMON STOCK
                          ($0.001 par value per share)

We are registering our common stock for resale by the Selling Security Holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the Selling Security Holders. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

The Selling Security Holders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and then at prevailing market prices or privately negotiated prices.

Before this offering, there has been no public market for our common stock and our common stock is not currently traded on any exchange or quotation system.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE READER SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS"
BEGINNING  AT  PAGE  6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE SHARES OR COMMON STOCK. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THESE SHARES OF COMMON STOCK AND WE ARE NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THESE SHARES OF COMMON STOCK. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES OF COMMON STOCK TO ANY PERSON AND WE ARE NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THESE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THESE SHARES OF COMMON STOCK ARE OFFERED OR SOLD AT A LATER DATE.

               The date of this prospectus is               , 2005




                                TABLE OF CONTENTS






                                                                         Page
                                                                         ----
Item 3   Summary Information and Risk Factors                             1
Item 4   Use of Proceeds                                                  8
Item 5   Determination of Offering Price                                  9
Item 6   Dilution                                                         9
Item 7   Selling Security Holders                                         9
Item 8   Plan of Distribution                                            10
Item 9 . Legal Proceedings                                               13
Item 10. Directors, Executive Officers, Promoters and Control Persons    13
Item 11. Security Ownership of Certain Beneficial Owners and Management  18
Item 12. Description of Securities                                       20
Item 13. Interest of Named Experts and Counsel                           23
Item 14  Disclosure of Commission Positions on Indemnification           23
.. . . .  for Securities Act Liabilities
Item 15. Organization within Last Five Years                             24
Item 16. Description of Business                                         25
Item 17. Management's Discussion and Analysis or Plan of Operation       41
Item 18. Description of Property                                         47
Item 19. Certain Relationship and Related Party Transactions             48
Item 20. Market for Common Equity and Related Stockholders Matters       49
Item 21. Executive Compensation                                          51
Item 22. Financial Statements                                            53
Item 23  Changes In and Disagreement with Accountants on Accounting
.. . . .  and Financial Disclosure                                        66





ITEM  3.          SUMMARY  INFORMATION  AND  RISK  FACTORS

SUMMARY  INFORMATION  OF  THE  COMPANY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including "Risk Factors" section and the remainder of the prospectus, before making an investment decision. In this prospectus we refer to Henley Ventures Inc. as "Henley", "we", "our" and "us".

HENLEY  VENTURES  INC.

     Our Company was incorporated as Henley Ventures Inc. by Articles of Incorporation dated January 3, 2001 pursuant to laws of the State of Nevada. Our executive offices are located at 3rd Floor - 830 West Pender Street, Vancouver, British Columbia, Canada, V6C 1J8 (Tel: 604-683-6991; Fax:
604-681-1775). Presently, we do not have any subsidiaries, affiliated companies or joint venture partners.

We are an exploration stage company (being engaged in the search of mineral deposits (reserves) and are not considered to be in the development or production stage) without any assurance that a commercially viable mineral deposit, a reserve, exists on our mineral claims until appropriate exploration work is done and a comprehensive study based upon such work concludes legal and economic feasibility. A reserve is defined as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "ore" (a natural occurrence of one or more minerals that may be mined and sold at a profit or from which some part may be profitably separated) when dealing with metalliferous minerals (metal bearing ore). Reserves are either "proven" or "probable" and are defined as follows:

Proven (Measured) Reserves: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves is well-established.

Probable (Indicated) Reserves: Reserves for which quantity and grade and/or quality are computed from information similar to that used in proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

We have a 100 percent interest in the HV mineral claim group (the "HV") located in the Alberni Mining Division of British Columbia comprising 493 acres. We undertook several exploration programs on the HV mineral claim group which has maintained the claims in good standing until January 24, 2005.

In addition, we have a 100 percent interest in the mineral rights on certain claims in British Columbia, Canada called the Red Bird Property (the "Red Bird"). The claim consists of approximately 1,544 acres. It is 93 air miles northeast of Vancouver, British Columbia. We have not yet undertaken any exploration work on the Red Bird. There is no assurance we will find a commercially viable mineral reserve on the Red Bird. The Red Bird is in good standing until July 25, 2006 at which time assessment work or cash in lieu of assessment work will have to be filed with the Ministry of Energy and Mines for the Province of British Columbia (the "Ministry") in the amount of approximately $1,900 to keep it in good standing for a further twelve months.

The  Company  has  1,450,000  shares  outstanding.

We have no revenues and very limited operations since our incorporation. We acquired the HV from Paul Saulnier on January 24, 2001. In addition, we acquired the Red Bird by way of a Bill of Sale Absolute (Exhibit 10.3) from Richard J. Billingsley on July 28, 2004. There are no proven ore reserves on either the HV or the Red Bird. Therefore, any expenses incurred in exploring these two mineral claims are expensed during the period they are incurred. We have cash of $9,615 as at September 30, 2004 with no other assets, and have liabilities of $18,242 of which $8,425 is owed to our directors. Since our inception we have incurred accumulated losses of $75,876. We anticipate minimum operating expenses for the next twelve months of $21,650 (page 42).

     We  do  not  have  any  employees  either  full  or  part  time.

THE  OFFERING

The Selling Security Holders are offering for resale 1,220,000 shares of our common stock that they currently own. We will not be involved in the offer or the sale of these shares other than registering such shares pursuant to this prospectus.

We are not listed for trading on any stock exchange or an automated quotation system.

                          SUMMARY FINANICAL INFORMATION





                                                         Date of         Date of
                                                        Inception       Inception
                                                        January 3,      January 3,
                                                       2001 to .         2001 to
                                                      September 30,    December 31,
                                                            2004          2003
                                                       (Unaudited)        (Audited)
                                                       ---------          --------
Statement of Expenses Information:

Revenue . . . . . . . . . . . . .                  .  $          Nil  $       Nil
Net Losses                                                   (75,876)     (57,765)
Total Operating Expenses                                      75,876       57,765
Staking and Exploration Costs                                 10,945        5,915
General and Administrative                                    67,308       56,430

                                                          As of     .  . .  As of
                                                        September 30,   . .December 31,
                                                          2004             2003
                                                        (Unaudited)       (Audited)
                                                        ---------          --------
Balance Sheet Information:

Cash                                                           9,615          160
Total Assets                                                   9,615          160
Total Liabilities                                             18,242       15,485
Stockholders Equity (deficit)                                 (8,627)     (15,325)

RISK  FACTORS

An investment in our shares, being offered in this prospectus, involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involves risks and uncertainties. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the price of our common stock could decline.

     If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the price of our common stock could decline.

1. BEING A START UP BUSINESS WE WILL FACE ALL THE CHALLENGES ASSOCIATED WITH A NEW BUSINESS

Since  our  Company  is  in the start-up stage, common to all new businesses, we
will  face  certain  challenges  in  the  future  which we must address.   These
include  the  following  but  are  not  limited  only  to  these  challenges:

- Assessing the HV and the Red Bird to determine the correct exploration programs warranted;
- Ensuring professional staff is available to oversee the exploration program on the HV and Red Bird;
- Preparing budgets for our two exploration programs which will be strictly adhered to;
-    Ensuring  we  are  able  to  raise  money  when  and  if  needed;
- Maintaining both the HV and the Red Bird as well as the Company itself in good standing with the various regulatory authorities; and
-    Applying  for  a  listing  on  the  OTC  Bulletin  Board  (the  "OTCBB").

It is essential we address all of the above challenges in order to ensure the Company is able to continue as a going concern in the future.

2. SINCE INCEPTION WE HAVE NOT MADE A PROFIT AND HAVE ACCUMULATED SIGNIFICANT OPERATING LOSSES

Since inception we have never realized a profit from operations and do not anticipate making a profit for a number of years into the future. In addition, we presently have accumulated operating losses of $75,876 as at September 30, 2004. We cannot continue to operate without eventually realizing a profit since without a profit in the foreseeable future it will be extremely difficult for us to attract investment.

3. LOSS OF TOTAL INVESTMENT BY OUR SHAREHOLDERS DUE TO HAVING INSUFICIENT FUNDS TO MEET FUTURE OBLIGATIONS

     With only $9,615 in our bank account as at September 30, 2004 and our estimated money required for operations over the next twelve months being $21,650, we do not have sufficient funds to meet our future obligations which might result in our stockholders losing their total investment in our Company.

4.     PENNY  STOCK  RULES  MAY  MAKE  BUYING OR SELLING OF OUR SHARES DIFFICULT

     Broker-dealer practices in connection with transactions in penny stock are regulated by certain penny stock rules adopted by the Securities and Exchange Commission (the "SEC"). Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges and quoted on the NASDAQ system). The penny stock rules requires a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about the penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. Our shares will be subject to the penny stock rules thereby resulting in our shareholders finding it more difficult to sell their shares.

5. THERE IS NO CURRENT MARKET FOR OUR SHARES AND IF ONE DOES NOT DEVELOP OUR SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES

There is currently no market for our common stock and there may never be a public market. If no market ever develops for our shares, it will be difficult for our shareholders to sell their shares. Even if a market is developed, there may be no share volume to allow our shareholders to sell their shares at any market price.

6. IF WE FAIL TO MAINTAIN MARKET MAKERS IT WILL AFFECT THE LIQUIDITY OF THE SHARES OWNED BY OUR SHAREHOLDERS

If we are unable to maintain at least one National Association of Securities Dealers, Inc. (the "NASD") member broker/dealer as market maker, our shareholders will find the liquidity of their shares are impaired, through delays in effecting a buy or sell transaction and the number of the shares which could be bought or sold. If this were the case, the price of our shares might be lower than expected. In the event there are no market makers our shareholders might be unable to sell their shares on any secondary market.

7. A STOCKHOLDER MAY NOT BE ABLE TO SELL THEIR SHARES ON THE TERMS THEY CONSIDER REASONABLE

     Our shares are not presently quoted on any exchange or quotation service. As at the date of this Form SB-2 we do not have a market maker and therefore have not submitted any material to the NASD to have our securities quoted on the
OTCBB.   The  development  of  a  public  trading  market  is  dependent  upon individuals willing to buy shares which are being offered for sale. We do not have control over the willingness to purchase and sell shares and neither will our future market maker. Even with a market maker there is not assurance an active and liquid market will develop in the foreseeable future. If it does develop, there is no assurance it will continue or that shareholders wishing to sell their shares will be able to do so at the price they consider reasonable.

8. IF A MARKET DEVELOPS FOR OUR SHARES THERE MAY BE WIDE FLUCTUATIONS IN THE SHARE PRICE WHICH WE HAVE NO CONTROL OVER

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

- Potential investors' anticipated feeling regarding our results of operations;
-    Increased  competition  and/or  variations  in  mineral  prices;
-    Our  ability  or  inability  to  generate  future  revenues;  and
-    Market  conception  of  the  future  of  the  mineral exploration industry.

In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. These factors, which are not under our control, may have a material effect on our share price.

9. WE WILL NOT BE PAYING ANY DIVIDENDS TO OUR SHAREHOLDERS IN THE IMMEDIATE FUTURE.

We are not planning to pay any dividend in the immediate future and in the event we are successful in developing a revenue source we will retain the money in our Company to meet our on-going obligations, further exploring of the HV and the Red Bird and to seek out other mineral properties for exploration. If this is the case, it might be years before our Board of Directors are willing to consider the payment of a dividend to our shareholders.

10. IF WE HAVE TO SELL TREASURY SHARES IN OUR COMPANY THERE WILL BE A DILUTION EFFECT TO OUR SHAREHOLDERS.

We feel the only way we will be able to acquire additional funds is through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in our Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

11.  NO  MATTER  HOW  MUCH  MONEY  IS  SPENT  ON  THE  HV AND RED BIRD WE CANNOT
     GUARANTEE  A  COMMERCIALLY  VIABLE  ORE  RESERVE  WILL  EVER  BE DISCOVERED

No matter how much money is spent over the years on the HV and Red Bird we might never be able to find a commercially viable ore reserve. Over the next ten or more years, we could spend a great deal of money on the either of these mineral claims and never advance mineralization-wise from the point where they are in
today.   In  other  words,  our  exploration  efforts  and  money  might  prove unsuccessful  in  identifying  a  commercially  viable  ore  reserve.

12. EVEN WITH POSITIVE RESULTS DURING EXPLORATION OF EITHER OF OUR CLAIMS, THEY MIGHT NEVER BE PUT INTO COMMERCIAL PRODUCTION

We might be successful during our future exploration programs on either of our claim groups to identify a source of minerals of good grade but not in the
tonnage  required  to  enter  into  commercial  production.   If  the  cost  of
extracting the minerals is in excess of the selling price of the minerals, we will not be able to develop either the HV or the Red Bird. In other words, having satisfactory ounces per ton with low tonnage would not allow us to economically extract the minerals on our claims. This being the case, we would either have to abandon the one or both of the claims and seek another mineral claim or cease operations all together.

13. WE WILL BE AFFECTED BY RISK AND HAZARDS OFTEN ASSOCIATED WITH A COMPANY IN THE EXPLORATION STAGE

When, and if, we commence an exploration program on either the HV or the Red Bird we will be subject to the normal risk inherent with an exploration program. Some of these risks are as follows:

-    Environmental  hazards;
-    Industrial  accidents;
-    Forest  fire  during  summer  months;
-    Unusual  terraine  formations;
-    Snow  and  flooding  conditions  during  the  spring  and  winter  months;
-    Possibilities of cave-in associated with unknown adits on the Red Bird; and
- Broken ground and rock from trenching and explosive work on the HV and the Red Bird.

If  any  of  the  above  risks  are  realized,  we  could  suffer  delays in our exploration and monetary losses which we might not be able to afford. If the risk causes injury to our workers, we might be forced to defend ourselves in a court of law which again will result in the use to money which presently we do not have.

14. THERE IS NO CERTAINTY WE WILL BE ABLE TO OBTAIN THE USE OF A SMELTER WHEN REQUIRED

If we are fortunate to extract minerals from the either the HV or the Red Bird, we might not be able to locate a smelter which will be able to refine our ore into concentrate due to other exploration companies having established long term contractual agreements with the smelter. Even if we were able to negotiate with a refinery, the distance to the refinery, especially in the case of the HV, might be too far away increasing our transportation costs thereby making the refining of our ore uneconomical. At the present time, we have not identified nor negotiated with any smelter, either on Vancouver Island for the HV or in southwestern British Columbia for the Red Bird, to process any ore we might identify on either of these claim groups.

15. WE HAVE NOT PERFORMED A SURVEY ON EITHER THE HV OR THE RED BIRD AND THEREFORE THEIR BOUNDARIES ARE UNCERTAIN

We have not performed a survey to determine the exact boundaries of either the HV or the Red Bird and, therefore, there is uncertainty as to their exact location. We have, nevertheless, filed our information with the Ministry which gives us the rights to the minerals thereon, excluding coal and placer. When, and if, we discover a commercially viable ore reserve on either of our claims, it would be extremely important to have undertaken a survey on the claim in question since we do not know what legal claims will be filed against us. For example, there may be unregistered agreements, transfers or native land claims which will only surface once we have identified an ore reserve. Even though we realize, without a survey, there could be litigation against us, we are presently not prepared to undertake a survey on either the HV or the Red Bird.

16. WITHIN THE EXPLORATION INDUSTRY THERE ARE MANY SMALL AND LARGE FIRMS SEEKING MONEY, EXPLORATION PROPERTIES AND PROFESSIONAL STAFF

Within North America there are many large and small exploration companies all seeking money, properties of merit and professional staff to work them. The competition is overwhelming with the larger exploration companies commanding the biggest piece of the pie with regards to money, properties and professional staff. We are not able to compete with these larger exploration companies and we will not try. The smaller exploration companies are often more well known, better financed and have full time professional staff which will allow them to identify properties of merit. At the present time, due to our lack of money, it is doubtful if we can compete against these smaller companies in obtaining money, properties and professional staff.

17. THE MAJORITY OF OUR DIRECTORS HAVE NO HISTORY MANAGING AN EXPLORATION COMPANY AND ITS PROPERTIES

Neither Sam Hirji nor Herbert Moeller have had any experience in managing an exploration company and its properties. Only Terry Heard, being a Professional Geologist, has had any experience in running an exploration company and management exploration properties. In the event Terry Heard is not available to oversee the work programs on either the HV or Red Bird, we will have to consider hiring a geologist to oversee any exploration program undertaken on these claims including hiring of workers, purchase to the required equipment and supplies, overseeing the daily exploration work and compiling the results. This will become an expense to our Company which we might have avoided if Terry Heard was available or one of our other directors had exploration experience.

18.  WE  MIGHT  NOT  BE ABLE TO ACQUIRE OTHER MINERAL PROPERTIES FOR EXPLORATION

Presently, we hold the mineral rights to the HV and Red Bird claims and no other claim. If, in the future, we are unable to raise additional money we will not be able to acquire another mineral property in addition to the two we presently have. Raising of money might become extremely difficult in the event no commercially viable ore reserve is identified on either the HV or the Red Bird therefore not allowing us to have surplus funds to seek out and identify another mineral claim. Therefore, presently the acquisition of another mineral claim is seriously in doubt.

19. WE WILL BE CONFRONTED WITH VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS THAT COULD PREVENT US FROM EXPLORING OUR MINERAL CLAIMS.

     The exploration of either the HV or the Red Bird is subject to extensive federal and provincial laws and regulations governing exploration, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. At any time, new legislation and regulation could be introduced by either the federal or provincial governments which we are completely unaware with at this time but might have a large impact on our exploration activities. These new regulations might result in increased exploration costs or the delay in undertaking the exploration of the either of our claims.

     We have not established any reserve funds to offset any environmental requirements. Once we undertake a trenching or drilling program on either the HV or Red Bird, we will have to establish a reclamation bond with the Ministry to ensure proper clean-up of these claims. Unless we were able to establish a reclamation bond we would be unable to undertaken this work and the HV or the Red Bird, or both, might not be in good standing and we would lose our interest in the minerals thereon.

20. OUR INDEPENDENT ACCOUNTANTS ARE CONCERNED AS TO WHETHER WE BE ABLE TO CONTINUE AS A GOING CONCERN

Cordovano & Honeck, our independent accountants, are concerned as to whether we will be able to continue as a going concern unless adequate financing is obtained in the near future. In their audit opinion they have stated the following:

"The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability as a going concern. The financial statements do not include any adjustments that might result form the outcome of this uncertainty."

If we do not obtain adequate funding there is a good possibility we will not be able to pay our accounts payable owed to third parties on a timely basis which might result in us having to cease operations.

21.  WE  DO  NOT  HAVE  KEY  MAN  INSURANCE

     At the present time, we do not have an insurance policy for key man insurance in the event that one of our officers and directors decided to leave us. This is important regarding Terry Heard since he is the only geologist on our Board of Directors. If any of our present officers and directors departed we would have to replace them with another individual; preferable with geological background. This will cost money and we presently do not have sufficient money available to attract such a person or to purchase a key man insurance policy.

22.  OUR  DIRECTORS  DEVOTE  AN  IMMATERIAL  AMOUNT  OF  TIME  TO  OUR  AFFAIRS

     Sam Hirji spends approximately 10 hours, Herbert Moeller spends approximately 5 hours and Terry Heard several hours each month on the affairs of our Company. Having no full time management results in business decisions not being made on a timely basis and could in the future have a detrimental effect on our growth since outside consultants and advisors might have to be hired on a part time basis.

23. OUR DIRECTORS AND OFFICERS HAVE OTHER BUSINESS INTERESTS WHICH REQUIRED THEM TO DEVOTE A SIGNIFICANT AMOUNT OF THEIR TIME

Our president, Sam Hirji, is the President of Samco Printers Ltd. in Vancouver, British Columbia, which takes a significant amount of his time. Herbert Moeller is an independent consultant whose time is limited to working on the affairs of our Company. Terry Heard has his own exploration consulting company; being Mount Royale Ventures, LLC. Therefore, we might have to hire independent consultants to undertake the exploration work on the HV and the Red Bird claim since Terry Heard is involved in rehabilitating a mine in Boulder, Colorado and therefore might not be available to us when needed.

FORWARD  LOOKING  STATEMENTS

In addition to the other information contained in this Form SB-2, it contains forward-looking statements which involve risk and uncertainties. When used in this Form SB-2, the words "may", "will", "expect", "anticipate", "continue", "estimate", "project", "intend", "believe" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect our future plan of operations, business strategy, operating results and financial position. Readers are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results could differ materially from the results expressed in or implied by these forward-looking statements as a result of various factors, many of which are beyond our control. Any reader should review in detail this entire Form SB-2 including financial statements, attachments and risk factors before considering an investment.

ITEM  4.          USE  OF  PROCEEDS

     We will not receive any proceeds from the resale of the shares of common stock offered by the Selling Security Holders.

ITEM  5.          DETERMINATION  OF  OFFERING  PRICE

     There is not established public market for our common equity being registered. The Selling Security Holders are expected to sell their stock at $0.10 per share, until our shares are quoted on the "Pink Sheets" or OTCBB. The Selling Security Holders can then sell their shares at market price. The only factor considered in the initial $0.10 per share price was based on the price paid in our last private placement as at August 31, 2004 and the price set for the stock options granted to Terry Heard on September 15, 2004.

ITEM  6.          DILUTION

     Since there are no shares being offered under this prospectus, there will be no dilution to existing shareholders.

ITEM  7.          SELLING  SECURITY  HOLDERS

     Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the Selling Security Holders prior to the offering. The "Common Shares Beneficially Owned Following the Offering" column assumes all shares registered are resold by the Selling Security Holders. The Selling Security Holders identified in the following table are offering for sale 1,220,000 shares of common stock. We will not receive any proceeds from the sale of the shares by the Selling Security Holders.






                                                           Number of      Common Shares
                             Common Stock                    Common       Beneficially
                          Owned Beneficially              Shares Offered   Owned After
Name of Shareholder        Prior to Offering                  Hereby       The Offering
--------------------      ------------------               ---------------  ------------
                         No of Shares            %                     No of Shares     %
                      ------------------  ---------------               ------------   ---
Sam Hirji (*). . . .             150,000            10.34        10,000   140,000  9.66
Herbert Moeller (*).             100,000             6.90        10,000    90,000  6.21
Claus Andrup (**). .             100,000             6.90       100,000         0  0.00
Gulzar Rahimani. . .              70,000             4.82        70,000         0  0.00
Alberto Leone. . . .              20,000             1.38        20,000         0  0.00
W. Cormier . . . . .              20,000             1.38        20,000         0  0.00
Dalip Sharma . . . .              20,000             1.38        20,000         0  0.00
Kevta Hutchinson . .              20,000             1.38        20,000         0  0.00
Naser Gholizadeh . .              10,000              .70        10,000         0  0.00
Innis Pencarrick . .              50,000             3.44        50,000         0  0.00
Jason Bergeron . . .              20,000             1.38        20,000         0  0.00
Iradj Shahidi. . . .              20,000             1.38        20,000         0  0.00
Rod Evans. . . . . .              60,000             4.14        60,000         0  0.00
Peter Maharajh . . .              50,000             3.44        50,000         0  0.00
Salma Mawani . . . .              70,000             4.82        70,000         0  0.00
Mirza Rahimani . . .              70,000             4.82        70,000         0  0.00
Rodelio Soberano . .              20,000             1.38        20,000         0  0.00
Shahenaz Sarangi . .              60,000             4.14        60,000         0  0.00
Hung Teo . . . . . .              50,000             3.44        50,000         0  0.00
Amelia Costo . . . .              60,000             4.14        60,000         0  0.00
Fahrin Mawani. . . .              70,000             4.82        70,000         0  0.00
Nuri Mawani. . . . .              70,000             4.82        70,000         0  0.00
Teresa Reyes . . . .              20,000             1.38        20,000         0  0.00
Kevin White. . . . .              20,000             1.38        20,000         0  0.00
Joe Lee. . . . . . .              20,000             1.38        20,000         0  0.00
Bernd Von Thuelen. .              60,000             4.14        60,000         0  0.00
Trevor Schmidt . . .              50,000             3.44        50,000         0  0.00
Paul Wylie . . . . .               3,000              .22         3,000         0  0.00
Jose Madappilly. . .              15,000             1.03        15,000         0  0.00
Kamal Mroke. . . . .              10,000              .70        10,000         0  0.00
Nathan Gowsell . . .               9,000              .65         9,000         0  0.00
Teresa Bushor. . . .               5,000              .33         5,000         0  0.00
P. Jill Marshall . .              15,000             1.03        15,000         0  0.00
Hessein Sheivji. . .               3,000              .22         3,000         0  0.00
Denise Phillips. . .              10,000              .70        10,000         0  0.00
Scott Rowley . . . .               5,000              .33         5,000         0  0.00
Dhaliwal Singh . . .               5,000              .33         5,000         0  0.00
Andrew W. Wright . .              10,000              .70        10,000         0  0.00
G. Hatziantoniou . .              10,000              .70        10,000         0  0.00
                                                           ------------

                               Total. . . . . . . .           1,220,000
                                                     ==================

(*) Sam Hirji is our President, Principal Executive Officer and Herbert Moeller is our Principal Financial Officer. Both are directors.

(**) Claus  Andrup  was  a  former  director.

ITEM  8.  PLAN  OF  DISTRIBUTION

     We are registering on behalf of the Selling Security Holders 1,220,000 shares of our common stock which they own. The Selling Security Holders may, from time to time, sell all or a portion of the shares of common stock in private negotiated transactions or otherwise. Such sales will be offered at $0.10 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTCBB. If our shares become listed on the OTCBB, Selling Security Holderrs may then sell their shares at prevailing market prices or private negotiated prices.

The common stock may be sold by the Selling Security Holders by one or more of the following methods, without limitation:

-    on  the  over-the-counter  market;
-    to  purchasers  directly;
-    in ordinary brokerage transactions in which the broker solicits purchasers;
- or commissions from a seller/or the purchasers of the shares for whom they may act as agent;
- through underwriters, dealers and agents who may receive compensation in the form of
- underwritten discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;
- through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;
- through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
- through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to faciliate the transaction;
-    in  any  combination  of  one  or  more  of  these  methods;  or
-    in  any  other  lawful  manner.

Both Sam Hirji and Herbert Moeller have registered 10,000 shares of their own to be sold pursuant to this prospectus. Messrs. Hirji and Moeller will sell their shares at $0.10 per shares unless and until the offering price is changed by subsequent amendment to this prospectus.

Brokers or dealers may receive commissions or discounts from the Selling Security Holders, if any of the broker-dealer act as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Security Holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The Selling Security Holders may also sell the common shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The Selling Security Holders and any broker-dealer or agents that participate with the Selling Security Holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, Selling Security Holders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market of our common stock during the period when shares are being sold pursuant to this prospectus. Consequently, Selling Security Holders, particularly those who are also our officers and directors, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our common stock in connection with the stock offered pursuant to this prospectus.

Selling Security Holders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such Selling Security Holders, including, with limitation, in connection with the distribution of our common stock by such broker-dealers or pursuant to exemption from such registration. Selling Security Holders may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Selling Security Holders may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Selling Security Holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Security Holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of the registration statement estimated to be $12,000 (refer to page 13) including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us. We have agreed to pay costs of registering the Selling Security Holders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each Selling Security Holder relating to the sale of his/her shares will be paid by them.

Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of the prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

None of our directors or officers are subject to a "statutory disqualification", as defined under Section 3 (a) (39) of the Exchange Act of 1934 wherein it states that:

1. "A person is subject to a "statutory disqualification" with respect to membership or participation in, or association with a member of, a self-regulatory organization, if such person:

A. has been and is expelled or suspended from membership or participation in, or barred or suspended from being associated with a member of, any self-regulatory organization, foreign equivalent of a self regulatory organization, foreign or international securities exchange, contract market designated pursuant to Section 5 of the Commodity Exchange Act (7 U.S.C.
     7), or any substantial equivalent foreign statute or regulation, or futures association registered under section 17 of such Act (7 U.S.C. 21), or any substantially equivalent foreign statute regulation, or has been and is denied trading privileges on any such contract market or foreign equivalent;

B.   is  subject  to:

     i. an order of the Commission, other appropriate regulatory agency, or foreign financial regulatory authority; denying, suspending for a period not exceeding 12 months, or revoking his registration as a broker, dealer, municipal securities dealer, government securities broker, or government securities dealer or limiting his activities as a foreign person performing a function substantially equivalent to any of the above; or barring or suspending for a period not exceeding
          12 months his being associated with a broker, dealer, municipal securities dealer, government securities broker, government securities dealer, or foreign person performing a function substantially equivalent to any of the above;

     ii. an order of the Commodity Future Trading Commission denying, suspending, or revoking his registration under the Commodity Exchange Act (7 U.S.C. 1 et seq.); or

     iii. an order by a foreign financial regulatory authority denying, suspending, or revoking the person's authority to engage in transactions in contracts or sale of a commodity for future delivery or other instruments traded on or subject to the rules of a contract market, board of trade, or foreign equivalent thereof.

C. by his conduct while associated with a broker, dealer, municipal securities dealer, government securities broker, or government securities dealer, or while associated with an entity or person required to be registered under the Commodity Exchange Act (7 U.S.C.A. 1 et seq.), has been found to be a cause of any effective suspension, expulsion, or order of the character described in subparagraph (A) or (B) of this paragraph, and in entering such suspension, expulsion, or order, the Commission, an appropriate regulatory agency, or any such self-regulatory organization shall have jurisdiction to find whether or not any person was a cause thereof;

D. by his conduct while associated with any broker, dealer, municipal securities dealer, government securities broker, government securities dealer, or any other entity engaged in transactions in securities, or while associated with an entity engaged in transactions in contracts of sale of a commodity for the future delivery or other instruments traded on or subject to the rules of a contract market, board of trade, or foreign or international securities exchange or foreign financial regulatory authority empowered by a foreign government to administer or enforce its laws relating to financial transactions as described in subparagraph (A) or (B) of this paragraph;

E. has associated with him any person who is known, or in the exercise of reasonable care should have known, to him to be a person described by subparagraph (A), (B), (C), or (D) of this paragraph; or

F. has committed or omitted any act, or is subject to an order or finding, enumerated in subparagraph (D), (E), (H), or (G) or paragraph (4) of section 15 (b), has been convicted of any offense specified in subparagraph
     (B) of such paragraph (4) or any other felony within ten years of the date of filing of an application for membership or participation in, or to become associated with a member of, such self-regulatory organization, is enjoined from any action, conduct, or practice specified in subparagraph (C) of such paragraph (4), has willfully made or caused to be made in any application for membership or participation in, or to become associated with a member of, a self regulatory organization, report required to be filed with a self-regulatory organization, or proceeding before a self-regulatory organization, any statement which was at the time, and in the light of the circumstances under which it was made, false or misleading with respect to any material fact, or has omitted to state in any such application, report, or proceeding any material fact which is required to be stated therein."

     None of our officers and directors will be compensated either directly or indirectly by any of the Selling Security Holders and we will not pay a finder's fee to a third party.

     Our officers and directors are not broker-dealers and are not an associated person of a broker-dealer.

          Our officers and directors were not a broker-dealer or an associated person of a broker-dealer within the 12 months preceding the filing of this prospectus.

We will bear all the costs associated with the registration of the Selling Security Holders' common stock. The following tables sets out our estimate of the fees associated with this registration:





Estimated Expenses of Issuance and Distribution         Amount
-----------------------------------------------------  ---------
SEC registration fee. . . . . . . . . . . . . . . . .  $     100
Transfer agent fees . . . . . . . . . . . . . . . . .        500
Legal and preparation of documents. . . . . . . . . .      5,000
Photocopying and printing . . . . . . . . . . . . . .        200
Miscellaneous . . . . . . . . . . . . . . . . . . . .        200
Audit and accounting. . . . . . . . . . . . . . . . .      6,000
                                                          ------

Total Estimated Expenses of Issuance and Distribution  $  12,000
                                                          ======





ITEM  9.          LEGAL  PROCEEDINGS

     We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us has been threatened. Neither the HV or the Red Bird is subject to pending legal proceedings.


ITEM  10.     DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS

     The name, municipality of residence, position held within our Company, age and the year the individual was first elected or appointed are set forth in the following table. Each director is to serve until the Annual Meeting of Shareholders or until his or her successor is elected or appointed. The work experience of each of the directors and officers is indicated in their individual biographies noted below.





NAME AND                                                              YEAR
MUNICIPALITY OF       POSITION OR OFFICE WITHIN THE                  BECAME
RESIDENCE                      REGISTRANT                    AGE    A DIRECTOR
Sam Hirji . . .  Principal Executive Officer
Vancouver, B.C.  President and
Canada. . . . .  Director (1)                                 57        2001

Herbert Moeller  Principal Financial Officer, Secretary
Richmond, B.C..  Treasurer and
Canada. . . . .  Director (2)                                 56        2001

Terry Heard
Vancouver, B.C.
Canada. . . . .  Director (3)                                 67        2004




(1) Sam Hirji became a director on November 6, 2001 and was appointed on the same day as Principal Executive Officer and President.

(2) Herbert Moeller became a director on November 6, 2001 and was appointed on the same day as Principal Financial Officer and Secretary Treasurer.

(3)  Terry  Heard  became  a  director  on  August  15,  2004.

     The Audit Committee currently consists of Sam Hirji and Herbert Moeller. The general function of the audit committee is to review the overall audit plan and our Company's system of internal control, to review the results of the external audit, and to resolve any potential dispute with our auditors. The percentage of common shares beneficially owned, directly, indirectly or collectively, by our directors and officers is 24.14 percent of the outstanding shares. This percentage includes 100,000 options granted to Terry Heard on September 15, 2004.

     The following are detailed biographies of the directors and officers of the Company.

     SAM HIRJI graduated from Aga Khan high school, Uganda in 1972. Mr. Hirji was founder of Samco Printers Ltd in 1976, where he now resides as President and Director. Mr. Hirji has been self-employed in the printing industry since the age of 19. Samco is a mid-sized full service printing company, managed full-time by Mr. Hirji and employing 30 permanent staff. The Company has a wide range of national, local and international customers and also undertakes printing projects for the Federal and Provincial Governments. Since the inception of Samco Printers Ltd. Mr. Hirji has been fully employed with this company for the past 28 years. Mr. Hirji was once a director and co-founded Minera Cortez Resources Ltd. He was partly responsible for the raising of seed capital and bringing the company public in 1999. The only public company Mr. Hirji is a director of is Falcon Oil and Gas Ltd. which trades on the Toronto Venture Exchange in Toronto, Canada.

     HERBERT MOELLER graduated in electro-mechanics from the Provincial Technical Institute in Hamburg, Germany in 1966. Mr. Moeller became a sales manager for Graco Inc., from 1971 to 1980, and acted as an effective liaison between the marketplace and Graco by implementing corporate programs through the district managers and distributors. During this period he increased sales by 100 percent and made the President's Advisory Board award five years running. In 1980, Mr. Moeller founded Howard Marten Company Ltd, which was located in British Columbia, Canada. Mr. Moeller became President and was responsible for the company's operations in Western Canada until the company was sold in 1989. Up to 1993, Mr. Moeller worked with H. Jager Developments Inc. as their Vice President and Project Coordinator helping them raise capital, negotiating the wood supply contract with the Province of Ontario, material and equipment supply contracts, and contracted the engineers and brought in MacMillan Bloedel as a partner into the project. Since 1996, he worked as a Vice-President and Director of H.J. Forest Products Inc., and has been working on a variety of projects in the forestry industry as an independent consultant.

TERRY HEARD graduated from Peterborough Collegiate High School in Southern Ontario, Canada in 1956 and during that summer worked for Canadian Dyno Uranium Ltd. in Bancroft being an underground worker in their uranium mine. For the next two years, Mr. Heard studied at the Halleybury School of Mines in Halleybury, Ontario where he obtained, in 1958, a diploma in mining technology. During the summers while studying at Halleybury he worked for Aer Nickel Corporation in Sudbury, Ontario where he was a construction clerk responsible for time reports, filing, inventory checking and assisted in both underground and surface surveying. After graduation, he accepted a position with Milliken Lake Uranium Mines in Elloit Lake, Ontario until January 1959 before returning for a year to Canadian Dyno Uranium Ltd. in Bancroft. In 1960, Mr. Heard moved to Vancouver where he was employed by Phillips Dodge Corporation of Arizona doing grass root exploration work in British Columbia and the Yukon Territories.

The next year Mr. Heard was hired by Southwest Potash Corporation in Vancouver where his position was to stake claims around the Hudson Bay Mountain range and during that period of time actually staked some 125 claims for the company. During the same year he moved to Ontario to work with Kam Kotia Mines Ltd. as an assistant engineer responsible for preparation of geological reports, calculation of strip ore reserves, bench tonnage for their open pit operation. In 1962, he returned to British Columbia where he was employed by Cassiar Asbestos Corporation in Cassiar, British Columbia where he was in charge of the quality control labatory for two years employing fourteen persons conducting routine laboratory tests as well as conducting mill circuit tests in an effort to produce a better product. In 1964, Mr. Heard joined United Keno Hill Mines Ltd. and worked for their office in Elsa, Yukon for two years where he was responsible for a fourteen man geochemical laboratory, supervision of overburden drill crews, budgeting and cost control. In 1966, he became project manager for Macdonald Consultants Ltd. where he was responsible for all phases of mineral exploration in many different areas of British Columbia and the Yukon
Territories, setting up cost accounting systems for office and field coding procedures and assisted in the preparation of a bid on behalf of a client to strip the Brenda ore body and mine it for a three year period. In 1969, he departed from the work force for three years in order to obtain his Bachelor of Science degree and Geological Engineering degree from Montana Tech. During the summer months, Mr. Heard was employed in 1969 by MacDonald Consultants Ltd. conducing geological, geochemical and geophysical surveys on four separate projects in British Columbia.

During the summer of 1970, he was employed by Cordilleran Engineering Ltd. to perform a 6,000 square mile regional silt sampling program in northern British Columbia. After obtaining his degree in geology in 1971, he was employed by Great Plains Development Company of Canada Ltd. of Calgary where he was responsible for ongoing exploration of five properties in British Columbia and as a representative on one property in the Yukon Territories where he was responsible for the selection of personnel for field crews, as well as organization and direction of personnel in the field. In the same year he was employed by Kewannee Australia Pty. Ltd. of Darwin in the Northern Territory of Australia where he was responsible for the management of geological, geochemical, geophysical and physical (drilling and trenching) surveys and administration of fifteen personnel conducting this work on 37 property leases comprising 6,000 square miles in addition to setting up the office, account codes, filing procedures, liaison with the government with respect to status of leases, grants, etc. and doing ore reserve calculations over potentially favorable prospects.

In 1973, Mr. Heard returned to Canada and was employed by United Keno Mines in Whitehorse, Yukon as their assistant exploration manager responsible for formulation and implementation of regional exploration programs employing all exploration methods, prospecting and property evaluation, budget preparation, cost control, administration of the office and ore reserve calculations. In 1977, Mr. Heard became the exploration manager for Consolidated Coal in Red
Deer, Alberta where he was responsible for coal reserve calculations, preliminary mine layouts and feasibility studies. In 1979, he became exploration manager for Canadian Island Creek Coal Company where he was responsible for the exploration and mining of all their coal holding throughout Canada, except Prince Edward Island, 13 of the western States in United States, Indonesia, Malaysia, Brazil and Alaska. While employed with Canadian Island Creek Coal Company, Mr. Heard incorporated his own private consulting company under the name of R.T. Heard & Associates Ltd. which continued to offer consulting services to Canadian Island Creek Coal Company after he departed it in 1980. In addition to Canadian Island Creek Coal Company, R. T. Heard & Associates consulted with Placer Dome between 1987 and 1992 where he was responsible for using "flow-though funds" to explore Placer's 800 properties located in Canada. When these funds were fully spent in 1992, Mr. Heard staked some 10 million acres of land in the Yukon and Northwest Territories of Canada during the diamond rush. This constituted nearly 41% of all land staked during the original diamond play. In addition, Mr. Heard's consulting company performed property examination, evaluations and project management for clients with interests in base metals, precious metals, oil gas and coal. The consulting services main areas of concentration were Montana, Idaho, Wyoming, Utah, Colorado, Nevada, California, Oregon, Washington, British Columbia, Alberta, Northwest Territories and the Yukon. During this period, Mr. Heard assisted in the consulting services for 89 individual clients and wrote 53 reports that were required to be filed with the Toronto, Alberta and Vancouver Stock Exchanges. This occurred between 1980 and 1987. In 1987, Mr. Heard became General Manager for Equity Silver Mines Limited since the company was faced with the closure of its 40,000 mtpd silver-copper-gold producer at Houston, British Columbia, and required Mr. Heard to provide an exploration budget to be used to give Equity exposure across Canada, evaluate mining properties, conduct exploration programs and acquire properties of merit with the express purpose of finding a replacement for Equity's existing mine.

In 1991, he again became a consultant for R. T. Heard & Associates Ltd. and in 1996 he sold R. T. Heard & Associates with many of the claims and ongoing royalties still in the company. In 1997, Mr. Heard incorporated Mount Royale Ventures, LLC to undertake various consulting work for exploration companies. He was consulting for Mayon Minerals Ltd. to oversee some of their mineral properties and, through his private consulting company, staked nearly 8.5 million acres of land in Mexico where there were showings of lead and zinc. Many of these claims were sold to exploration companies for cash, some shares and a royalty. In 1998, he staked 800 claims in Nevada and became a consultant for Consolidated Global Minerals who had claims in Boulder, Colorado. Since 1998, Mr. Heard has been working on rehabilitating the old mine workings in Boulder, Colorado in preparation of extracting gold and silver there from. He is a member of the following associations:

Associate  of  Professional  Engineers,  Geologist  &  Geophysicists  of Alberta
Associate  of  Professional  Engineers  of  the  Yukon  Territory
Associate  of  Professional  Engineers  of  British  Columbia
Canadian Institute of Mining and Metallurgy, Whitehorse and Yukon Territories (past Chairman)
American Institute of Mining, Metallurgy and Petroleum Engineers Northwest Mining Association
Advisory  Board  Member  -  British  Columbia  and  Yukon  Chamber  of  Mines

Mr. Heard is a director of only one public company being AMI Resources Inc. which trades on the Toronto Venture Exchange in Ontario, Canada.

     Although Sam Hirji, Herbert Moeller and Terry HeardiH do not work full time for our Company, they plan to devote whatever time is required as we advance in our exploration programs. Presently, Sam Hirji spends approximately 10 hours, Herbert Moeller spends approximately 5 hours and Terry Heard spends several hours each month on our affairs. Once either the HV or the Red Bird is ready for exploring, we might hire a professional geologist to oversee the program and to prepare a geological report for presentation to the Board of Directors in the event that Terry Heard is not available to undertaken the supervision himself. Regardless whether Terry Heard is available or not, we will have to use the services of an independent geologist to prepare a report on the exploration activities of either the HV or the Red Bird claims.

     Once we commence our exploration programs, the time spent on our affairs by our directors will increase but at this time we cannot assess the number of hours each will have to work on our affairs. In the case of both Sam Hirji and Herbert Moeller, their time will be spent mainly on attempting to raise money for the exploration programs where Terry Heard will concentrate on the establishment of the exploration programs on the HV and the Red Bird and with the analysis of all results obtained therefrom. We are hopeful Terry Heard will have the time to undertake the above.

Significant  Employees

     We might have to engage the services of certain consultants to assist in the exploration of the HV and Red Bird. These individuals will be responsible for the completion of the geological work on our claims under the supervision of Terry Heard and therefore will be an integral part of our operations although they will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required. We have not identified any individual who would work as a consultant for us.

Family  Relationships

     There are no family relationships among directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement  in  Certain  Legal  Proceedings

     To our knowledge, during the past five years, no present director, executive officer or person nominated to become a director or an executive officer of our Company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

     (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

     (ii) engaging  in  any  type  of  business  practice;  or

     (iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated.

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Audit  committee  financial  expert

     We have an audit committee comprising of Sam Hirji and Herbert Moeller but do not have an audit committee financial expert. It is our intention to identify a person who meets the attributes of a financial expert; being

     (i) an understanding of generally accepted accounting principles and financial statements;

     (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

     (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer's financial statements, or experience actively supervising one or more persons engaged in such activities;

     (iv) an understanding of internal controls and procedures for financial reporting; and

     (v)  an  understanding  of  audit  committee  functions.

ITEM  11.     SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of our common stock as of December 31, 2004 (1,450,000 shares issued and outstanding) by all stockholders known to us to be beneficial owners of more than 5 percent of our outstanding common stock.





                                                          AMOUNT AND NATURE
TITLE OR                            NAME AND ADDRESS OF      OF BENEFICIAL   PERCENT OF
CLASS                              BENEFICIAL OWNER (1)      OWNERSHIP (2)      CLASS
------------------------------     ----------------         -----------      -----------
Common                          Sam Hirji                       150,000 (3)       10.34%
Stock                           2203-1275 Pacific Boulevard
       . . . . . . . . . . . .  Vancouver, B.C.
     . . . . . . . . . . . . .  Canada, V6Z 2R6

Common                          Herbert Moeller                 100,000 (3)        6.90%
Stock                           7200 Langton Road
       . . . . . . . . . . . .  Richmond, B.C.
       . . . . . . . . . . . .  Canada, V7C 4B2

Common                          Terry Heard                     100,000 (4)        6.90%
Stock                           2203 - 837 West Hastings St.
       . . . . . . . . . . . .  Vancouver, B.C.
       . . . . . . . . . . . .  Canada, V6C 3N7

Common                          Claus Andrup
Stock                           3-22268 - 116 Street
Common . . . . . . . . . . . .  Maple Ridge, B.C.
Stock. . . . . . . . . . . . .  Canada, V2X 1P5                 100,000 (5)        6.90%

Common . . . . . . . . . . . .  Ownership of all directors
Stock. . . . . . . . . . . . .  and officers as a group            350,000        24.14%

(1) Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2) Under Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.

(3) These shares are restricted since they were issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After these shares have been held for one year, Sam Hirji, Herbert Moeller and Terry Heard (when his options are exercised) could sell 1% of the outstanding stock in our Company every three months. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stock transfer" instructions placed against these certificates and a legend has been imprinted on the stock certificates themselves.

(4) Terry Heard has been granted a stock option for the purchase of 100,000 common shares in our capital stock at a price of $0.10 per share exercisable in whole or in part on or before September 15, 2009. To date no options have been exercised.

(5) Claus Andrup was a director of the Company who resigned December 1, 2003 due to having other business interests. He is part of the Selling Security Holders.

     We do not know of any other shareholder who has more than 5 percent of the issued shares.

     The number of shares under Rule 144 is 350,000; being the above noted shares held by the Directors and Officers and a former director. The number of shares which could be sold pursuant to Rule 144 is 14,500 shares.

     Our two largest shareholders, Sam Hirji and Herbert Moeller, own, collectively, 250,000 issued and outstanding shares of our common stock. These shares are "restricted shares" as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We have agreed to register 20,000 of these shares held by both Sam Hirji and Herbert Moeller pursuant to this prospectus.

     We  have  issued  1,100,000  shares  of  our  common  stock pursuant to two
separate  private  placements  which closed on July 23 and August 31, 2004.   We
have  agreed  to  register  these  shares  pursuant  to  this  prospectus.

     Shares purchased in this offering, which will be immediately resalable, and sales of all other shares after applicable restrictions expire, could have a depressed effect on the market price, if any, of our common stock.

     There are no voting trusts or similar arrangements known to us whereby voting power is held by another party not named herein. We know of no trusts, proxies, power of attorney, pooling arrangements, direct or indirect, or any other contract arrangement or device with the purpose or effect of divesting such person or persons of beneficial ownership of our common shares or preventing the vesting of such beneficial ownership.

ITEM  12.  DESCRIPTION  OF  SECURITIES

We have only common shares authorized and there are no preferred shares or other forms of shares. Our authorized common stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

- have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by our Board of Directors;

- are entitled to share ratably in all of the assets of our Company available for distribution upon winding up of the affairs of our Company; and

- do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

- are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The  shares  of  common  stock  do  not  have  any  of  the  following  rights:

-     preference  as  to  dividends  or  interest;

-     preemptive  rights  to  purchase  in  new  issues  of  shares;

-     preference  upon  liquidation;  or

-     any  other  special  rights  or  preferences.
     All our shares of commons stock now issued and outstanding are fully paid and non-assessable.

Convertible  Securities

The  shares  are  not  convertible  into  any  other  securities.

Non-Cumulative  Voting.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors. Our directors and officers have 17.24 percent (24.14 percent if Terry Heard exercises his stock options) of the shares outstanding making it difficult for any shareholder or group of shareholders to accumulate sufficient votes of shares from other shareholders to change our directors.

Dividend  Policy

We have not declared or paid any dividends on our common stock. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business operations in hopes of exploring the HV and the Red Bird to a point where either a viable ore reserve is discovered or a decision is made to abandon them. If the latter is the case, we will have to use any funds we have to identify another mineral claim of merit and therefore will not be willing to distribute any funds to our shareholders.

Options

     We have issued stock options to Terry Heard in the amount of 100,000 options at a price of $0.10 per share exercisable in whole or in part on or in part until 5:00 pm on September 15, 2004 at which time the option will terminate and be null and void and no longer binding on either Terry Heard or our Company. The option will vest at the rate of 25,000 options at the beginning of every three month period commencing September 15, 2004 while Terry Heard acts as either a director or officer of our Company. No options have been exercised to date. Refer to Exhibit 99.3 - Share Purchase Option.

Share  Purchase  Warrants

     We have not issued and nor do we have any outstanding warrants to purchase shares of our common stock.

Change  in  Control  of  the  Company

We  do  not know of any arrangements, which might result in a change in control.

Debt  Securities  and  Other  Securities

     We do not have any debt securities outstanding or other securities outstanding other than our common stock.

Transfer  Agent

The Company has engaged the services of Empire Stock Transfer Inc., 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada, 89128, to act as transfer agent and registrar.

Market  Information

     We are not a reporting entity in any jurisdiction in North America or elsewhere. Our shares are not traded on any public market but it is our intention to make an application with OTCBB. At the present time, there is no established market for the shares of the Company. There is no assurance an application to the OTCBB will be approved. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be moved following a 30 or 60 day grace period if they do not make their filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock (refer to Risk Factor # 7).

     With a lack of liquidity in our common stock, trading prices might be volatile with wide fluctuations. This assumes that there will be a secondary market at all. Things that could cause wide fluctuations in our trading price of our stock could be due to one of the following or a combination of several of them:

-    our  variations  in  our  operation  results; either quarterly or annually;

- trading patterns and share prices in other exploration companies which our investors consider similar to ours;

-    the  exploration  results  on  the  HV  and  the  Red  Bird  claims;  and

-    other  events  which  we  have  no  control  over.

In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These wide fluctuations may adversely affect the trading price of our shares regardless of our future performance and that of our Company. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether successful or not, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial conditions.

"Penny  Stock"  Requirements

     Our common shares are not quoted on any stock exchange or quotation system in North America or elsewhere in the world. The SEC has adopted a rule that defines a "penny stock", for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

- that a broker or dealer approve a person's account for transactions in penny stock; and

- that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account transactions in penny stock, the broker or dealer must:

- obtain financial information and investment experience and objectives of the person; and

- make a reasonable determination that the transactions in penny stock are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

- sets forth the basis on which the broker or dealer made the suitability determination; and

- that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable by both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares purchased under this prospectus and may cause the price of our shares to decline.

No  shares  are  being  offered  under  this  Form  SB-2

There are no shares being offered to the public under this prospectus and no shares have been offered pursuant to an employee benefit plan or dividend reinvestment plan.

ITEM  13.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

No expert or counsel named in this Form SB-2 as having prepared or certified any part of this Form SB-2 or having given an opinion upon the validity of the shares being registered or upon other legal matters in connection with the registration of the common stock was employed on a contingent basis, or had, or is to receive, in connection with this registration, a substantial interest, direct or indirect, in our Company or any of our parents or subsidiaries, in the event such entities occur in the future. Nor was any such person connected with our Company or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our independent accountants are Cordovano and Honeck, PC, 201 Steele Street, Suite 300, Denver, Colorado, 80206-5221 (Tel: 303-329-0220).

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our Articles of Incorporation limit, to the maximum extent permitted by law, the personal liability of our directors and officers from monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breach of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the officer or director that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation.

     Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors or officers. This means that the articles of incorporation should state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating total liabilities to the full extent permitted by the law.

     Article Twelve of our Articles of Incorporation provides that no director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes. In addition, Nevada Revised Statutes, 78.751 of Article 11 of our Bylaws, under certain circumstances, provides for indemnification of the officers and directors of the Company against liabilities which they may incur in such capacities.

     The Bylaws also provide that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the corporation, or is or was serving at the request of the corporation as a Director or officer of another corporation, or is its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     Once we are a public company we will be subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested shareholder for a period of three years after the date of the transaction in which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire our Company.

ITEM  15.     ORGANIZATION  WITHIN  LAST  FIVE  YEARS

     We were incorporated under Nevada state law on January 3, 2001 by Michael Laidlaw, who was the sole director at the time of incorporation. On November 6, 2001, Michael Laidlaw resigned as an officer and director and was replaced with Sam Hirji, Claus Andrup and Herbert Moeller. The new Board of Directors appointed Sam Hirji as Principal Executive Officer and President and Herbert Moeller as Principal Financial Officer and Secretary Treasurer. On December 1, 2003, Claus Andrup resigned and on August 15, 2004, Terry Heard was appointed a director of our Company.

Acquisition  of  Assets  from  Promoters,  Founders  or  Organizers  of Stanford

     During the last three years there have been no transactions, or proposed transactions, to which we were or are to be a party, in which the officers and directors had or is to have a direct or indirect material interest. This also relates to any transaction or proposed transactions between us and any member of the immediate family, including spouse, parents, children, siblings and in-laws. In addition, since inception we have not engaged or used the services of a promoter or acquired any assets from such a person. We have not used the services of an underwriter in the sale of our securities. Other than the acquisition of the mineral rights on the HV and the Red Bird, we have not purchased or sold any assets at all.

Our  business  activities  to  date  have  been  related  to:

     1.   Incorporating  our  Company  under  Nevada  state  law;
     2. Acquiring the HV claim group and undertaking several exploration programs thereon;
     3.   Preparation  of two Offering Memorandums to 'seed stock' shareholders;
     4.   Identifying  and  acquiring  the  Red  Bird  property;  and
     5.   Preparing  this  Form  SB-2.

     We do not have any revenue to date. The initial funds to acquire the HV mineral claims came from the purchase of shares by the directors and officers and certain personal advances from Sam Hirji.

Mineral  Claims  and  Exploration  Work  Performed

     We are engaged in the exploration of a mineral property and are considered to be in the pre-exploration stage since we have not undertaken sufficient work on any mineral claims to identify an ore reserve of any size. On January 24,

2001, we acquired the mineral rights to the HV from Paul Saulnier, an unrelated individual who is not a director, officer or shareholder of our Company. The HV is located three miles due east of Port Alberni, British Columbia, on Vancouver Island. It consisted of ten contiguous two-post mineral claim totaling 493 acres. No reserve was discovered on the HV claim group during the limited exploration undertaken thereon.

We held the rights to the minerals on the HV, except for placer and coal, but do not have an interest in the land since it is owned by the Province of British Columbia (known as the "Crown"). The cost of the initial grid layout in 2001 was $1,374 and further exploration costs that year of $1,493. After this exploration work, we had John Watkins, Professional Geologist prepare us a geological report on the HV claim at a cost of $1,032. In 2002, we undertook further exploration work which mainly concentrated on the extending of the existing grid and taking rock and soil samples for assaying at a cost of $1,647. These samples were assayed by A.L.S. Chemex Labs of North Vancouver at a cost of $369. The work was applied to maintaining the HV in good standing until January 24, 2005,

     On July 28, 2004, we acquired the mineral rights to the Red Bird claim by Bill of Sale Absolute (Exhibit 10.3) from Richard J. Billingsley for the staking cost of $1,667; the cost incurred by him to stake the Red Bird on behalf of the Company. In addition, we paid $2,680 for a geological report and $683 for PAC grants (see page 44).

Additional  Mineral  Properties

     Our objective is to become a mineral exploration company. Our business strategy for accomplishing this objective includes the continual exploration of the HV and Red Bird until either an ore reserve of commercial value is discovered or these two claim groups are proven to be of little value. If the latter occurs, we will seek out other mineral properties of merit to ensure the Company remains as a going concern. There is no assurance we will have the funds available to identify a mineral property of merit.

ITEM  16.     DESCRIPTION  OF  BUSINESS

Business  Development

     We are located at the business address of Sam Hirji on the 3rd Floor at 830 West Pender Street, Vancouver, B.C., Canada. We have not been a party to any bankruptcy, receivership or similar proceedings since our inception. We have not been involved in any reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

We are a company without revenue, with little or no assets, having incurred losses since inception, we have relied on loans from Sam Hirji and from the sale of our common stock to give us money since our inception.

We are in the pre-exploration stage and will be in the pre-exploration stage until we commence significant exploration activities. We will continue to be in the exploration stage until we achieve significant revenues from operations. There is no assurance a commercially viable mineral deposit exists on either the HV or the Red Bird. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined for the either the HV or the Red Bird. Our ability to emerge from the exploration stage with respect to our planned principal business activity is dependent upon our ability to attain profitable operations. There is no guarantee we will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds will be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms which are satisfactory to us. There is substantial doubt regarding our ability to continue as a going concern. Our plans for our continuation as a going concern include financing our operations through sales of our common stock. If we are not successful with our plans, our shareholders and any future investors could then lose all or a substantial portion of their investment.

We have the rights to the minerals on the HV and the Red Bird but do not have the rights to any placer minerals (being mineral contained in the overburden which is above the hard rock) or to coal. The placer rights could be staked by us but we feel with limited overburden on the majority of the HV and the Red Bird claims there is no need to do so at the present time. If, during the exploration program, placer minerals are found to be of value, we will immediately stake either the HV or the Red Bird for placer, depending on which of the two claim groups show placer mineralization thereon.

Other  mineral  properties

     We  have  not  found  any  other  mineral  properties either for staking or purchase but will seek other mineral properties during the next few years to diversify our holdings. Any staking and/or purchasing of mineral properties may involve the issuance of substantial blocks of our shares. We have no intention of purchasing for cash or other considerations any mineral properties from our officers and/or directors.

Our  Principal  Product  or  Services

     Our principal product will be the sale of gold and silver that can be extracted from the HV or the Red Bird when, and if ever, a commercially viable ore reserve is discovered. There is no assurance a commercially viable ore reserve will ever be identified and whether, if identified, it will be of the size and grade to be economical. If we do not discover a commercially viable mineral deposit, we will have no principal product. We do not have the rights to either coal or placer on either the HV or the Red Bird.

Distribution  Methods

We have given no consideration to the method or methods of distribution to be used if we are able to discover a viable ore reserve on either the HV or the Red Bird. When, and if, this occurs we will engage the services of consultants who are experts in the distribution of minerals to determine the most efficient method available to us. Until that time, we will rely upon the recommendation of Terry Heard.

Competition

     In the United States and Canada, there are numerous mining and exploration companies, both big and small. All of these mining companies are seeking properties of merit and availability of funds. We will have to compete against such companies to acquire the funds to develop the HV and the Red Bird. The availability of funds for exploration is sometimes limited and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the rights to the minerals on both the HV and the Red Bird there is no guarantee we will be able to raise sufficient funds in the future to maintain these two claim groups in good standing. Therefore, if we do not have sufficient funds for exploration our two separate claim groups might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of the either or both of the HV or the Red Bird. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest.

     Even when a commercially viable reserve is discovered, there is no guarantee competition in refining the ore will not exist.

Other companies may have long-term contracts with refining companies thereby inhibiting our ability to process our ore and eventually market it. At this point in time we do not have any contractual agreements to refine any potential ore we might discover on either the HV or the Red Bird.

     The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely be dependent on our ability to attract talent from the mining field. There is no assurance that our mineral expansion plans in the future will be realized.

Sources  and  Availability  of  Supplies  and  Raw  Materials

We will require supplies during our exploration of the HV and the Red Bird which initially will consist of marking posts and flagging tape for establishing a systemic grid, link chain for measuring out the grid and various shovels and picks to take samples within the grid. These supplies can all be obtained from Port Alberni on Vancouver Island for the HV claim and from Princeton, British Columbia which is within a short distance from the Red Bird. During our initial exploration program, we will not require any raw materials such as cement, lumber and sand since these raw materials are normally purchased during a drilling program. We do not know of any reason why these raw materials cannot be easily purchased from either of the above mentioned towns but in the event they cannot be we can easily obtain them from Vancouver when and if need.

Dependence  on  one  or  a  few  major  customers

We do not have any customers and may never have any customers if either of the HV or the Red Bird do not have a viable ore reserve of commercial value on them.

Requirements  of  Governmental  Approvals  and  Mining  Regulations

     Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for locating claims, posting claims, working claims and reporting work performed. We are also subject to the British Columbia Mineral Exploration Code which indicates to a company where it can explore for minerals. We must comply with these government laws in order to operate our business. Complying with these rules will not adversely affect our operations. These Acts will not have any material impact on our business or operations. We will comply with these Acts.

We are continually subject to environmental regulations by the federal and provincial governments of Canada. The environment is a "shared" power between the Federal and Provincial governments of Canada. In regard to provincial laws, we must provide prior notice and a description of the planned exploration work before commencement of the work. Work that involves mechanized activities, such as airborne geological surveys, off road vehicles and drilling, cannot commence until the plan has been received by the Department of Natural Resources and Exploration for approval. Compliance with provincial laws should not have a material adverse effect on us. However, without provincial approval, we may be unable to undertake our exploration activities on the Red Bird.

The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with either the HV or the Red Bird. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

     It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our future exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact of wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on either the HV or the Red Bird.

     Terry Heard is familiar with all aspects of governmental requirements and regulations and therefore will oversee this area for us.

Amount  spent  on  Research  and  Development

We  have  not  spent  any money on research and development since its inception.

Cost  of  Compliance  with  Environmental  Regulations

We are subject to the Health, Safety and Reclamation Code for Mines in British Columbia, Canada. This code deals with environmental matters relating to the exploration mineral properties. The Code is meant to protect the environment through a series of regulations affecting:

     1.   Health  and  Safety
     2.   Archeological  Sites
     3.   Exploration  Access

We are responsible to provide a safe work environment, no disruption of archeological sites and conduct our activities in a manner as to not cause any unnecessary damage to the HV and Red Bird claims.

We will secure all necessary permits for exploration, if required, and will file final plans of operation prior to the commencement of any exploration operations. It is anticipated no endangered species will be disturbed. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the law. There will be no discharge of water into active streams, creeks, rivers or lakes and any other body of water regulated by the environmental law, or regulation. Any portals, adits or shafts will be sealed. The estimated amount of dollars incurred for environmental "clean-up" which we will have to pay will be approximately $7,700 - the deposit posted with the Ministry. The amount of dollars required for environmental clean-up will depend upon the work being done on either the HV or the Red Bird. If we undertake a trenching program the cost per cubic metre of material moved will range between $0.55 to $0.77 if the government is required to undertaken the clean-up. No charge will be incurred if we do the clean-up ourselves. If road access is required or the site being explored will be unduly disturbed, the Inspector of Mines will have to determine the amount of the bond in advance of work being done. The Reclamation bond will have to be paid to the Government with the preparation of the site for drilling and will be refunded, assuming we do our own clean-up, when we complete that phase of our exploration program. This could mean the refund for the Reclamation bond could be paid back to us within several months of completing the drilling program since time would have to be allowed for the Inspector of Mines to examine the drilling site on our claim having been drilled and prepare the paper work required to refund the deposit. If we choose, it might not make the application for a refund of the Reclamation bond and apply it towards future drilling and exploration activities on either the HV or the Red Bird. The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with the HV or the Red Bird claims. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

Facilities  during  pre-exploration

During the pre-exploration, we will not build facilities to house the exploration crew on either the HV or the Red Bird since the town of Port Alberni is within driving distance from the HV claims and the town of Coalmont is within easy driving distance from the Red Bird. Consideration will be given to the cost advantage of acquiring tent facilities in the event both claim groups are worked on at different times of the year thereby allowing the same equipment to be used for both properties. We will try to explore both claim groups at different times to allow the use of the same equipment and people.

Construction  of  a  Smelter  Facility

     We have no intention to construct any smelter facilities either near or on the HV or the Red Bird. We are years away from making a decision as to which smelter facility on either Vancouver Island or in the interior of British Columbia would be available for our use. This will depend upon the cost of hauling the ore to the smelter to be turned into concentrate. There is no shortage of smelters in British Columbia but the inhibiting factor will be the actual cost of transporting our ore to a smelter. When a decision has to be made as to which smelter we should use, we will engage the services of an engineer who specializes in transportation costing.

Our  Mineral  Properties

We  have  two  mineral  properties:

     1.   The  HV  mineral  claims  on  Vancouver  Island;  and

     2.   The  Red  Bird  claims  located  in  southeastern  British  Columbia.

1.     The  HV  Mineral  Claims

We retained John J. Watkins, Professional Geologist, to summarize the geology and mineral potential on HV. His report is dated April 18, 2001. The HV was "staked" on January 24, 2001 by Paul Saulnier on our behalf.

"Staking" of a claim is the method used by the Ministry in verifying title to the minerals on Crown property. The individual staking a claim, known as the "staker" inserts a post or stake into the ground of the un-staked property and defines this post as the corner post or "identification" post. A serial pre-numbered tag, purchased from the Ministry, is affixed to the post and the date and time of inserting the post into the ground is recorded on it as well as the proposed name of the claim. The staker is required to walk a line in one directions from the stake and another line at 90-degree angle from the original walk starting at the corner post. The lines are walked for approximately 1,500 feet. Upon completion of these two walks the staker records the number of units being staked upon the metal tag on the corner post. This information is recorded on a two Post Mineral Claim form and filed with the Ministry.

Property  Description  and  Location

The HV consists of ten contiguous two-post mineral claims, HV 1 to HV 10, totaling 493 acres, located 2.5 miles due east of Port Alberni, on Vancouver Island, British Columbia, NTS:92F/2 and centered at UTM coordinates: 545000mN and 3574000mE.

List  of  mineral  claims  comprising  the  HV  are  as  follows:





CLAIM NAME  TENURE NO.   DATE RECORDED        DATE DUE
----------  ----------  ----------------  ----------------
HV 1 . . .      383518  January 24, 2001  January 24, 2005
HV 2 . . .      383519  January 24, 2001  January 24, 2005
HV 3 . . .      383520  January 24, 2001  January 24, 2005
HV 4 . . .      383521  January 24, 2001  January 24, 2005
HV 5 . . .      383522  January 24, 2001  January 24, 2005
HV 6 . . .      383523  January 24, 2001  January 24, 2005
HV 7 . . .      383524  January 24, 2001  January 24, 2005
HV 8 . . .      383525  January 24, 2001  January 24, 2005
HV 9 . . .      383526  January 24, 2001  January 24, 2005
HV10 . . .      383527  January 24, 2001  January 24, 2005




All claims are valid for one year from the date of recording. The anniversary date is the annual occurrence of the date of record which is the staking completion date of the claim. To maintain the HV we must, on or before the anniversary date of the claim, pay the prescribed recording fee and either: (a) record the exploration work carried out on the HV during the current anniversary year; or (b) pay cash-in-lieu of work.

We can undertake exploration work on one or more of the HV mineral claims and apply the total exploration costs to the entire mineral claim group so long as the total, so applied, is equal to the amount required by assessment work. During the first three years we are required to spend a minimum of $65 per claim or a total of $650 on the entire HV group of claims. As mentioned above, payment can be either in cash paid to the Ministry or exploration work can be undertaken on the HV in the same amount. If we incur exploration expenses in excess of the amount required in any given year to maintain the HV in good standing, the excess funds can be carried forward and applied to future years. This situation normally occurs when a company undertakes a large budgeted exploration program in excess of the amount required to maintain the HV in good standing for the year under consideration. After three years, the amount required to maintain the HV in good standing increased to $130 per unit or in our case of the HV to $1,300 per year. As noted previously, we have undertaken sufficient work on the HV to maintain it in good standing until January 24, 2005.

The HV is located in south central Vancouver Island of British Columbia near the head of Alberni Inlet, 2.5 miles due east of the seaport town of Port Alberni. Elevation on the claim group ranges from a maximum of 1,221 feet, at the top of Egg Hill, to a minimum of 660 feet. Immediately to the east of the claim group boundary the topography steepens to greater than 3,300 feet elevation onto McLaughlin Ridge, and to the west of the claim group topography slopes steadily toward the Alberni Inlet. Over the past twenty years about 50% of the claim group has been clear cut logged off trees.

Access to the claim group is excellent, gained from Port Alberni by the Cameron Main logging road. The south boundary of the claim group is located near the 3 mile sign on the Cameron Main logging road. Access onto the claim group is best gained by a number of secondary logging roads originating from Cameron Main that circle the branch up onto Egg Hill.

The climate in the area is typical of the west coast of British Columbia with moderate conditions and relatively high precipitation. At Port Alberni temperatures seldom fall far below freezing in the winter or exceed 80 Fahrenheit in the summer. Extended periods of dry, sunny weather may cause forest closures in the summer due to the forest fire hazard. Overall the weather is not a serious impediment to exploration.

Port Alberni with a population of about 30,000 residents offers a full range of business facilities including access to a deep water port. Vancouver Island has an excellent highway going from Victoria to Port Hardy, some 400 miles, and a ferry service to accommodate any type of vehicle. Supplies and equipment are thereby fully obtainable.

Vancouver Island is the main component of the Insular Belt, the westernmost major tectonic subdivision of the Canadian Cordillera. The Insular Belt contains a middle Paleozoic member (the Sicker Group) and a Jurassic volcanic-plutonic complex (Bonanza Group and Island Intrusions) overlain respectively by Permo-Pennsylvanian sedimentary rocks and Cretaceous (Nanaimo Group) clastic sedimentary rocks. A thick shield of Upper Triassic basalt (Karmutsen Formation) overlain by carbonate-clastic sediments, separates these two complexes in space and time.

On Vancouver Island the Paleozoic rocks of the Sicker Group are exposed in two large fault-bound uplifts. The largest and southernmost is the Horne Lake-Cowichan uplift, and the second is the Buttle Lake uplift located in the center of the island.

The HV claim group covers mostly Sicker Group volcanic and lesser bedded sedimentary rocks located near the north-western edge of the Horne Lake-Cowichan uplift. The southern part of the HV is underlain by a Jurassic granitic stock and northern edge of the group is underlain by shale, sandstone and conglomerate of the Nanaimo Group that sits uncomformably on the Sicker Group rocks. A major regional scale eastward dipping thrust fault is shown on the most recent published district scale geology map crossing the claim group.

No economic mineralization has been identified on the HV. Traverses by John Watkins along logging roads on the east side of Egg Hill did locate two wide zones of strong pervasive ankerite altered mafic volcanic rocks of the Sicker Group, cut locally by narrow quartz-rich veins, and with areas of strong pervasive silicification. These zones are sulphide poor, containing minor fine-grained crystalline pyrite and traces of a fine, grey colored sulphide in some quartz-rich veins. The first ankerite zone seen is exposed in a road cut for over 33 feet; the second is exposed in a road cut for over 300 feet.

The character of the property is of sufficient merit to justify a program to identify targets worthy of drill hole tests. Recommended is a two-staged program.

The objective of Stage 1 will be to identify targets of sufficient quality to test with drill holes.

Much of the claim group is covered by a relatively thick cover of unconsolidated glacial till lying on shallow to moderate sloping ground and is ideally suited to a soil geochemical survey. Exposed outcrops will be mapped geologically and if altered or mineralized sampled for geochemical analysis. Ground geophysics recommended includes a magnetometer survey over the total claim group, and IP surveys over selected areas of interest. Stage 2 is contingent on positive results from Stage 1 and will focus on a drill hole test to identified targets.

A Mines Act permit must be acquired to conduct work on the claim group under Stage 2.





STAGE 1
--------
Control grid             15.6 miles of cut grid lines, 330 feet apart:                     $ 4,992
                         @ $320 per mile
Soil geochemical survey  Sampled at 75 feet station on all lines and                        11,200
                         analyzed by multi-element analysis,
    . . . . . . . . . .  800 samples @ $14 per sample
Geological mapping       15 days at $260 per day                                             3,900
                         truck, fuel @ $50 per day                                             750
                         room, food @ $50 per day.                                             750
  . . . . . . . .        assistant @ $100 per day                                            1,500
Rock samples. .    .     100 samples @ $14 per sample                                        1,400
Ground geophysics        Megnetometer survey, 15.6 mi. @ $160 per mile                       2,496
                  . . .  IP survey, 6 miles @ $1,920 per mile                               11,520
Report and presentation . . . . . . . . .      . . .                                         3,300
                                                                                          --------
                                                                                            41,808
                                                                                           -------
STAGE 2 . . .       . .  (contingent on positive results in Stage 1)
---------

Diamond drilling        5 holes totaling 1650 feet @ $15 per foot . .                       24,750
                 . . .  200 multi-element analysis @ $14 per sample                          2,800
Geologist               15 days @ $260 per day. . . . . . . . . . . .                        3,900
                        truck, fuel @ $50 per day                                              750
                        room, food @ $50 per day. .  .                                         750
 . . . . . . . . . . .  assistant @ $100 per day                                             1,500
Report and presentation .      . . . . . . . . . . .                                         3,300
                                                                                           -------
                                                                                            37,750
                                                                                           -------
  Total of Stage 1 and 2. . . . . . . . . . . .                                        $    79,558
                                                                                           =======


Stage 1 is estimated to take approximately two weeks to complete the work on the HV using three workers and another week for the geologist to prepare the geological report of the results.

Stage 2 is estimated to take three weeks which will include mobilization and de-mobilization by the drilling company.

In selecting a drilling company, we will issue tenders to the following drilling companies to undertake the drilling program defined under Stage 2 above and will accept the bid with the lower price per foot:

          Connors  Drilling  Ltd.                    Kamloops,  B.C.
          Directional  Mining  and  Drilling  Ltd.   Langley,  B.C.
          Industrial  Drillers  Ltd.                 Salmon  Valley,  B.C.
          Mud  Bay  Drilling  Co.  Ltd.              Surrey,  B.C.

     At this point in time, we do not know what drilling rig will be used since the decision will be left to the drilling company. There is a possibility that a NQ wireless drill rig will be used on the HV claims and could also be used for the Red Bird but the final decision will be made by the drilling company. All equipment and personnel for the drilling program will be supplied by the drilling company and is included in the price per foot. It is estimated the drilling program itself will take 10 to 14 days depending upon the overburden and the bedrock the drill encounters. If Terry Heard is unable to supervise the drilling program, we will have one individual on the HV claim the entire time of drilling so that the core can be examined and split for assaying. In addition this individual, who will also have to be a geologist, will ensure the drilling company is adhering to the requirements of the drilling program; core size, angle of the drill and depth of the hole.

     Once the drilling program is completed and the drill has been removed from the HV claim, the geologist will send samples of the core to Acme Analytical Laboratories Ltd., Vancouver, British Columbia, for fire assaying to determine the gold and precious metal content of each sample. If Terry Heard has supervised the drilling program and sent the core samples in for assaying, we will engage the services of an independent geologist to prepare a report on the results of the drilling program and to recommend a Stage 3 program, if warranted.

     If the drilling company completes the drilling program on time and adheres to the agreed price, we will use their services for drilling Phase III of the Red Bird as indicated on page 40.

Recent  Exploration  Work  on  the  HV  claims:

Staking  and  exploration  work  in  2001

The HV mineral claim block was laid out and staked to encompass prospective ground over lying the Sicker Group geological formation. The initial cost of staking was $1,335 and a preliminary exploration program was undertaken to establish a grid system at a cost of $2,865. At the end of the year, we had John Watkins prepare a geological report and exploration recommendations at a cost of $1,032.

Exploration  work  in  2002

The objective of this physical work program was to locate a copper-gold bearing ore deposit, below the overburden, utilizing the geochemical soil sampling technique, on the present grid system. A total budget of $2,016 was expended to soil sample and assay 48 grid stations and the commencement of mapping the surface rock outcroppings.

There has been no previous work documented with the British Columbian Ministry of Mines on the claim area. Historic trenching was located at grid station 2 + 165 S - 0 + 1007 W.

A south grid layout was first conducted prior to taking soil samples. Soil sample grid lines were laid out every 100 feet on the baseline with sampling stations horizontally chained and flagged every 33 feet.





BASELINE:                   2,046 ft
                            --------
GRID LINES:
STN  0 +  282 S to 1056 E.  1,056 ft
STN  0 + 2310 S to 1122 E.  1,122 ft
STN  0 + 2410 S to 1122 E.  1,122 ft
STN  0 + 2510 S to 1089 E.  1,089 ft
STN  0 + 2610 S to 1056 E.  1,056 ft
STN  0 + 2710 S to 1023 E.  1,023 ft
STN  2 + 0000 S to 1320 E.  1,320 ft
STN  2 + 0000 S to   330 E    330 ft
STN  2 +   165 S to 1386 E  1,386 ft
                            --------

TOTAL GRID WORK. . . . . .  9,504 FT
                            ========

Soil  Sampling  Technique

The soils sampling program was commenced on line 0 + 594 E of the established grid layout. The grid system covers a small segment of the overall claim territory. Every 80 feet, on the west line, a hole was dug through the humus layer to the top of the sandy clay layer. All samples tested the "B" Horizon; soils contact below the humus and root system.

A representative grab sample of soils, approximately half a pound in weight, was collected and deposited in industry acceptable standard kraft paper sample bags. These individual sample bags were labeled and documented to the applicable sample station on the grid for assay reference.

Part of this grid has been logged by the clear cut method providing good soil exposure for sampling. The line sampling had to be terminated due to a seasonal swamp in the low ground. Soil sampling can be contaminated when dealing with submerged sampling procedures, thus providing false data.

These lines can be sampled in late summer or fall, after the swamp has dried up.

Most of the soil sampling procedures between the baseline and the old logging road were routine due to the rolling topography and light humus covering. From the road down to the swamp, there is heavy tree slash, thick vegetation growth and deeper humus covering with a matted tree root system.

The grid sampling lines can be extended through the swamps in the summer months. The thicker humus and mud layer may hamper proper sampling techniques.





GRID LINE . .  NUMBER OF SOIL SAMPLES
0 + 594 E . .                      12
0 + 693 E . .                       8
0 + 792 E . .                      14
0 + 891 E . .                      14
               ----------------------
TOTAL SAMPLES                      48
               ======================



The rock outcrops on the logging road were mapped to correlate to the soil sampling grid.

Recommendation

The results of the soil sample assays, for the grid segment, did not determine any anomalis halos for copper, lead or zinc.

The grid system should be extended and the soil sampling program expanded northward to encompass the Sicker - Karmutsen contacts. The grid should be extended southward over the Quartz intrusive and a soil-sampling program commenced.

2.     Acquisition  of  the  Red  Bird

     Subsequent to the acquisition of the Red Bird, we engaged the services of Joe T. Shearer, Master of Science and Professional Geologist, to summarize the geology and mineral potential of the Red Bird. We purchased the Red Bird from Richard Billingsley by way of Bill of Sale Absolute (Exhibit 10.3) on July 28, 2004.

Location  and  Access

     The Red Bird is located 1.9 miles northwest of Tulameen, British Columbia and is approximately 94 miles from Vancouver, British Columbia. It occupies the upland area immediately west of Otter Lake. The southern part of the claim covers the crest and slopes of the southeasterly trending ridge between Mount
Rabbit and Mount Riddle. The claim extends north from the Lawless Creek logging road, 1.6 miles to 3.1 miles west of Tulameen, to Lockie (Boulder) Creek, an easterly flowing tributary of Otter Creek.

     The upper slopes of Rabbit and Boulder Mountains are gently sloping with deeply incised creek canyons. The slopes of the valleys of the Tulameen River, Otter Valley and Lockie Creeks, are steep to precipitous. Elevations vary from 1,850 feet in Lockie Creek to slightly over 5,900 feet on Rabbitt and Boulder
Mountains.   The  Red  Bird  is  at  an  elevation  of  5,783  feet.

     Access to the Red Bird is provided by a steep four-wheel drive road at the south end of the property. The Rabbitt Mountain area is accessible by a network of roads, which leave the main Lawless Creek road between 2 and 5 miles west of Tulameen. The towns of Coalmont and Princeton on the Southern Trans-Provincial Highway are 17 and 34 miles by paved highway southeast of Tulameen. The Canadian Pacific Railway follows Otter Valley immediately east of the Red Bird. The Coquihalla Toll Highway is located 7.5 miles to the west of the property.

Climate

     The  climate  is transitional between that of the dry southern interior and
the  much  wetter Cascade and Coast Mountains to the west.   Summers are hot and
dry,  and  winters  are  cold  with  heavy  snowfall  at  high  elevations.

     We will be only able to explore the Red Bird during the late spring or early summer due to the snow falls, which could be upwards towards 40 inches, which starts towards the end of October and are basically gone by the end of April. With the snow during the winter it will make it difficult for us to obtain any soil or rock samples for analysis. To access the Red Bird during the winter, we will have to use snowmobiles.

     During the summer months we can assess the Red Bird by four-wheel drive pick-up or by four-wheeler/quad/all terrain vehicle. One problem which we might have to face during the summer, which will reduce our exploration time, will be forest closures due to hot and dry conditions. With the number of recent fires in British Columbia during the last several summers this is a distinct possibility.

Claim  Status

The Red Bird is held by one modified grid claim and five 2-post claims as shown below:





       Claim Name      Tenure Number    Number of Units  Current Expiry Date
-----------------  -------------  ---------------  -------------------
       Red Bird .         412526            20              July 23, 2006
       Red Bird 1         412527             1              July 23, 2006
       Red Bird 2         412528             1              July 23, 2006
       Red Bird 3         412529             1              July 23, 2006
       Red Bird 4         412530             1              July 23, 2006
       Red Bird 5         412531             1              July 23, 2006


     The above noted claims are registered in the name of Richard J. Billingsley under his personal Free Miners' License # 139085. We are in procession of a signed Bill of Sale Absolute giving ownership of the mineral rights to the Red Bird to us. A mineral claim in the Province of British Columbia has to be held in the name of a resident of the Province or by a company either incorporated in British Columbia or extra-provincially incorporated. At the present time, we do not wish to extra-provincially incorporate in British Columbia due to the cost. In addition, to obtain a Free Miner's License, if we were extra-provincially incorporated, would cost $385 whereas there is no cost to us using Richard Billingsley's Free Miner's License to hold the Red Bird. By having a Bill of Sale Absolute (Exhibit 10.3) signed to our benefit, we have control over the mineral rights on the Red Bird. Eventually, we will extra-provincially incorporate but not until sufficient exploration work has been undertaken on the Red Bird to warrant us doing so.

     Mineral Title in British Columbia is held via the "Mineral Act". The Red Bird is kept in good standing by applying appropriate assessment work in the amount of $65 per unit per year for the first three years and then $154 per unit per year thereafter. In the case of the Red Bird, the cost to us for the first three years would be $1,625 and subsequent years would be $3,250. This amount can either be paid for by way of cash-in-lieu of work being done on the Red Bird or by way of assessment work on the property. In the initial stages, assessment work would comprise establishing a geological grid system, rock and soil sampling for analysis of mineral content, trenching and diamond drilling. As noted above, the Red Bird is in good standing until July 23, 2006.

Land  Tenure

     The Red Bird is located in a highly mineralized region of southwestern British Columbia in which bulk of mineral occurrences are closely related in their distribution and origin to the volcanic history of the Nicola rocks and co-magnetic intrusives (a mass of igneous rock that, while molten, was forced into or in between other rocks).

     We have the rights to the minerals on the Red Bird except for placer and coal. Placer is obtained by "staking" the property specifically for placer whereas coal rights are granted under Coal Act of British Columbia. Once the Red Bird is staked, we would have to make a separate application for a lease for placer minerals under the Titles Division of the Ministry. In British Columbia, a lease is a higher form of tenure than a claim. By having a lease there is no production limit whereas a placer claim's production is limited to 2,000 cubic metres of pay dirt (usually gravel or sand rich enough to be excavated and treated to recover its valuable contents) per year. At the present time we do not anticipate staking the Red Bird for placer until sufficient exploration work has been performed to warrant the expenditure.

Regional  Geology

     The Red Bird is located within the southwest portion of the Intermontaine Tectonic Belt of the Canadian Cordillera, dominated by the Upper Traissic Nicola Group, a volcanic assemblage of mainly basaltic-andesitic nature (a dark-colored, fine grain volcanic rock composed of one or more of the mafic minerals) comprised of complex interfingering lava flows (changes in lava flows) and associated with intrusions, pyroclastic (produced by explosive or aerial ejection of ash, fragments and glassy material from a volcanic vent), epiclastic (sediments deposited on land) and bioclastic sediments (formed by the action of organisms).

     Major north-south faulting (a break in the continuity of a body of rock), developed during the early Mesozoic, appears related to the volcanic island arc/subduction complex. This North-South arc/back arc basin complex commenced during the Permian-Lower Triassic time and continued throughout Nicola Group deposition. These major faults controlled the distribution of later large intrusives, felsic (a light colored rock containing an abundance of feldspar, which comprises 60% of the Earth's surface and occurs in all rock types and decomposes to form much of the clay in soil), and Cretaceous volcanism as well as major Tertiary volcanics and basin sedimentation.

     Within the Nicola Group there is a progressive compositional change towards younger, more siliceous, felsic volcanic rocks representing a waning stage of vocanism within the rapidly subsiding, north-south trending basin.

     The Red Bird is underlain by the fault-bounded Western belt where shallow water Nicola rocks includes basaltic-andesitie of rhyolitic flows (felsic volcanic rocks), breccias (a rock type with angular fragments of one composition surrounded by rock of another composition or texture), volcanoclasytics (clastic rocks with a volcanic component), epiclastic sediments (sediments deposited on land) and reefoidal limestones (a limestone formed from a reef, typically contains abundance of fossils). This formed the rapidly accumulating volcanic pile, which gradually become subaerial (above the ground in open air).

     The Nicola Group is associated with the majority of the economic ore deposits in the region surrounding the Red Bird. Chemically, the bulk of the Nicola Group belongs to an alkaline rock suite (a collection of rock specimens from a single area which have properties high in potassium and sodium). This is characteristic of the Copper Mountain-Ingerbelle porphyry copper deposits nearby which are classified as alkaline suite deposits. Compared to the calc-alkaline deposits, porphyry deposits of the alkaline suite commonly grade into pyrometasomatics (formed by metasomatic changes in rock, principally in limestone under the influence of high temperatures and pressure) and skarn deposits (at the contact of the limestone and intrusive), they lack appreciable amounts of molybdenite (a silverly-white, very hard, metallic element which is as valuable as an alloying agent for steel and nickel), and are usually richer in gold and silver. The alkaline deposits are associated with small, complex, alkaline plutons (a body of medium-to coarse-grained igneous rock that formed beneath the surface by crystallization of a magna) that are co-magnetic with the enclosing volcanic rocks.

     Alteration products and sulfides are spatially coextensive and contemporaneous. Classic zoning patterns evident in calc-alkaline porphyries do not normally apply in the alkaline suite due to the absence of phyllic (hydrothermal alteration typically resulting from removal of sodium, calcium and magnesium from calc-alkaline rocks) and argillic zones (pertaining to clay or alkaline pluton and not to associated ore bodies. Primary rock compositions have a marked control on the alteration assemblages produced.

     The Nicola assemblage has been subsequently deformed and cut by a series of co-magnetic and later intrusives and subjected to low-grade metamorphism (the mineralogical, chemical, and structural adjustment of solid rocks to physical and chemical conditions that have generally been imposed at depth below the surface zones of weathering and cementation, and that differ from the conditions under which the rocks in question originated).

     In the vicinity of the Red Bird, intrusive rocks include the Jurassic or later Eagle Granodiorite; related dykes of the Coastal Plutonic Complex, Jurassic or later peridotite, pyroxenite and gabbro dikes (a course-grained igneous rock consisting of 90% magnesium-iron which has formed an intrusion which cuts across the bedding of country rock) and plugs probably related to the Olivine Mountain body to the south and pink or grey granite and granodiorite (a group of course-grained plutonic rocks intermediate in composition between quartz diorite (a plutonic rock which is the most common of all solid minerals and may be colorless and transparent or colored) of the Upper Cretaceous or later Otter Intrusions.

     These are all evidenced on the Red Bird by cross-cutting and concordant bodies of felsic (chiefly quartz) to intermediate composition and by irregular outcrops of basic to ultrabasic rock. Relations to other rocks are often obscured due to poor outcrop. Intrusive rocks are non-foliated (not being in thin leaf-like layers) and include fine quartz-eye feldspar porphyry (a rock type characterized by coarse crystals floating in a fine grained matrix); medium grained feldspar porphyry, pink feldspar-hornblende porphyry and fine, dark brown weathering basic rocks.

Local  Geology  and  Mineralization

     Within the eastern-central portion of the Red Bird, possible Cretaceous rocks include andesitic tuffs (a rock composed of the finer kinds of volcanic detritus which is usually stratified), breccias (a rock type with angular fragments of one composition surrounded by rock of another composition or texture) and porphyritic dikes. These are characterized by their relatively fresh, blocky nature and maroon to salmon-pink feldspar.

     Towards the northern end of the Red Bird there are exposures of fresh andesitic pyroclastics (rocks that have been produced by explosive or aerial ejection from a volcanic vent), tuffs and conglomeratic fragmentals (with Nicola clasts), which may either represent local Cretaceous units or subacqueous-subaerial Nicola volcanosedimentary units.

     The north-central part of the Red Bird is composed essentially of two units, as follows:

     1.   andesitic  volcanoclastic sediments (intermediate volcanic rocks); and

     2. andesitic tuffaceous pyroclastics (intermediate volcanic rocks with relatively fine fragements).

Both units are schistose (readily split into thin flakes or slabs), chloritized (applies to the roasting of silver ores with salt) and local epidotized (a basic silicate of aluminum, calcium and iron) throughout. Calcareous alternation (rocks that contain calcium carbonate) is common, as a thin calcite lenses (line strips of calcium carbonate), flattened pods and sub-parallel to schistosity (a type of cleavage) and as distinct, rounded blebs (a small, usually rounded inclusion of one mineral in another). These occurrences may reflect secondary alternation and replacement associated with low grade metamorphic events (involving physical transformation).

     The central portion of the Red Bird claims are predominately andesite, local dacitic (a fine-grained extrusive rock with intermediate composition), feldspar porphyritic and pyroclastic flows and dykes. Throughout the area the fragments are mainly felsic but there are consistently 3 to 20% mafic fragments (dark mineral fragments). This may reflect the bimodal distribution (contains two main size fractions) of the volcanic source material, which is masked by regional metamorphism. The south-centre of the Red Bird exposures comprise epidotized porphyritic andesitic flows (this is a calcium-iron calc-silicate mineral) as well as andestic tuffaceous pyroclastics. These units appear somewhat fresher in appearance and may represent a later stage Nicola volcanism.

     The regional metamorphic grade is low-grade greenschist facies (a metamorphic rock which has a green color due to the presence of chlorite and other minerals), possibly further altered through latter retrograde/metasomatic adjustments along the local hydrothermal activity. Each unit of the Nicola sequence containing a varying degree of chlorite (a brittle micaceous green mineral), siliceous epidote (containing both silica and epidote) and calcareous alternation (the rocks that have been altered by carbonate); as well as local saussurite/sericite epidote (sericite is a white mica mineral and saussurite is an assemblage of various minerals) and secondary amphibole development (is a family of minerals which include hornblende). The almost ubiquitous epidotization (associated with metamorphism which is characteristically everywhere on the Red Bird claim) observed within the Red Bird area may be further enhanced by the weak to strongly sheared and jointed nature of the rock units.

     The Red Bird area is structurally complex with a large northerly trending open synclinal to homoclinalsequence (the rocks are folded with the younger rocks surrounded by older rocks), cut by later Cretaceous and Tertiary structures.

     Prior mapping work indicates a bedding trend of 010-050 with shallow westerly dips, although directions of 150-170 are locally preserved. The Nicola rocks appear to be drawn-out along 010-050 in response to dilational forces possibly a result of Cretaceous and Tertiary compression and uplift. Clockwise rotation may also have had an effect as well, with sub-horizonal
strike-slip  faulting  producing  the  dominant  020-040  shear.   Late
Nicola/Cretaceous units are not as sheared in appearance though they are strongly joined along 150-170 . Later Tertiary events may have produced major faulting. Fracturing at 110-130 is observed to cut both Nicola and Cretaceous units.

     The Nicola group hosts local concentration of copper mineralization. However, no significant mineralization has been found in Cretaceous or Tertiary volcanic sequences except as documented below.

     Sulfide concentrations within the Red Bird claim area are tabulated as follows:

a. Intensely silicified, pyritiferous lenses (containing pyrite - "fool's gold") occur concordant to volcanic layering. At the Red Bird portal, massive chalcopyrite-quartz lenses (soft mineral similar to pyrite and the most important source of copper) up to 0.5 metre thick are exposed and traceable for short (15-25 metre) distances along strike before pinching out. The wall rock (foot-hanging walls) around the chalcopyrite-pyrite lenses is highly bleached displaying saussurite and sericite alteration. Other workings about 100 metres to the north of the Red Bird also expose similar types of mineralization and occur along the same volcanic horizon. Some of the lenses are predominately massive pyrite with little to no chalcopyrite.

b. The host rock is an andesitic-dacitic sequence, which is pervasively calcareous and altered to greenschist facies. At the Red Bird portal, the mineralized lenses are also associated with a silicified mylonite zone. The mineralization follows the layered sequence striking 340 to 35 to the west.

c. Pyrite mineralization is observed along Lockie Creek, within a volcanosedimentary-Cretaceous intrustion and hornfels zone. Sulfides occur as distinct belbs within the Cretaceous porphyritic dyke material as well as fine disseminations located along the planar bedding of the argillaceous volcanosediments. The altered, baked appearance of these units may suggest a metasomatic type mineralization.

     Volcanic rocks of the Red Bird claim appear to occur as a relatively simple homoclinal sequence that is complicated by normal and strike slip faulting. North-south strikes and shallow to moderate westerly dips typify the sequence. A weak to moderately well developed foliation is ubiquitous and varies from 130 to 180 in strike (dominantly 160 to 170 ) with shallow westerly dips. Intensity of foliation is variable and largely a function of lithology, as finer grained fragmental rocks tend to be more schistose than their coarser counterparts. Layering is difficult to discern due the massive nature of many of the rocks, but where observed is subparallel to the foliation.

     Faulting, of probable Tertiary age disturbs the volcanoclastic rocks. It is difficult to determine offset and movement on these faults due to scarcity of outcrop, the relative homogeneity of rocks, lack of distinctive layering and market horizons, and the lensoid nature of units within the sequence and faults are largely recognized by distinctive linear structures. North, northeast trends for faults are dominant but some east-west trends are also evident.

     Structural features on the Red Bird claims are very similar to those of the entire belt of Nicola rocks, which are typified by large open folds cut by later faults.

     The Red Bird has a long history of extensive work that indicates two cross cut adits (tunnels). The upper adit (Red Bird Shaft) is open, has a total length  of  400  feet  with  a  short  winze (a vertical opening driven downward connecting two levels in a mine) 30 feet from the portal. The portal of the lower adit is now partially covered so it cannot be accessed. Two thin sulphide lenses with a maximum thickness of 1.2 feet each are exposed at the portal of the Red Bird Shaft. They have a length down dip of 6 to 9 feet, an exposed strike length of 12 to 15 feet with potential for up to 150 feet (defined by small scattered exposures of sulfide mineralization along strike) and are separated by a 2.4 to 3 feet thick layer of massive dacitic tuff that is cut by sphalerite (occurs with galena in veins and irregular replacement in limestone), galena (an important source of lead and silver) and chalcopyrite-bearing quartz veinlets. Pyrite is the dominant sulfide with small amounts of chalcopyrite being evident.

Conclusions

     The Red Bird is a large claim block which covers a number of old gold and copper showings, which were first discovered in the early part of the last century. A considerable amount of somewhat disjointed exploration, including geochemistry, geophysics, geology, trenching and diamond drilling has been completed since 1965; prior to us obtaining the Red Bird. However, due to the number of different operators the database is somewhat fragmented. As a consequence, the strategy behind some of the diamond drill programs is not immediately clear from the available reports.

     A probable stratabound horizon of massive sulfide mineralization has been recognized on the Red Bird. The sulfide horizons appear stratabound, lensoid and showing remarkable potential strike length. Sulfide mineralization is hosted in andesitic to rhyolitic fragmental rocks, which may also replace massive sulfide mineralization along strike as barren pyrite schists. The massive sulfide mineralization is tabular to lensoid in shape and apparently concordant with layering in country rocks, trending northerly and dipping shallowly to the west. Thickness of the horizons ranges from approximately three to twelve feet and sulfide mineralization may contain lenses of acid and intermediate volcanic rocks. Numerous small scale faults transect and offset sulfide mineralization.

     Geological mapping of the volcanic succession is essential in predicting the location of mineralized alkalic plutons. The common occurrence of magnetite with alkalic intrusions suggest the re-plotting and re-interpretation of previous magnetic data will aid in defining target areas. Drilling to test geological targets is envisaged.

Recommendations

     Since the bulk of mineral occurrences in Southern Quesnellia are closely related in their distribution and origin to the volcanic history of the Nicola volcanics and co-magnetic intrusives, a detailed geological mapping program is recommended at a scale of 1:2500 on an accurate orthophoto-topographic basemap. All previous work should be incorporated onto this basemap as accuracy permits. In conjunction with this mapping program, all available diamond drill core should be relogged.

     Further geochemical sampling and deeper penetrating geophysical surveys is recommended in the Lockie Creek hornfels zone and tightly controlled ground magnetometer survey over the entire property is recommended.

Further geochemical sampling and deeper penetrating geophysical surveys is recommended in the Lockie Creek hornfels zone and tightly controlled ground magnetometer survey over the entire property is recommended.

Contingent on attractive targets being identified by the above work, together with a synthesis of older data, Phase lll diamond drilling is recommended to further test these targets contingent on success of Phases l and ll. A cost estimate is included below outlining Phase l $5,800 and Phase ll $96,000 and contingent Phase lll of $270,000

Cost  Estimate  of  Future  Work

Relog available diamond drill core. Follow-up geochemistry Lockie Creek. Magnetometer survey.







        Phase 1. . Geological mapping, data compilation
                   Geological mapping. . .             $ 2,300
                   Transportation. . . . .                 385
                   Accommodation and meals                 385
                   Data compilation. . . .               2,730

        Total Phase l.            . . .                $ 5,800
---------------------------                           -  =====






   Phase II. Follow-up Geochemical, Geophysics, Geological Mapping
             Geological supervision, mapping. . . . .     $  23,100
             Analytical . . . . . . . . . . . . . . .         7,700
             Contract geophysical . . . . . . . . . .        19,200
             Follow-up geochemical. . . . . . . . . .        15,400
             Transportation, accommodation and meals.         5,400
             Field supplies . . . . . . . . . . . . .         7,700
             Drafting (AutoCAD) . . . . . . . . . . .         3,000
             Line cutting . . . . . . . . . . . . . .         6,100
             Data compilation . . . . . . . . . . . .         4,600
             Report preparation . . . . . . . . . . .         3,000
             Word processing and reproduction . . . .           800

    Total Phase ll. . . . . . . . . . . .                 $  96,000
---------------------------------------------                ======









Phase III  Diamond drilling 3,000 metres, trenching and follow-up mapping and sampling and geophysical.

           Continued geological mapping and drill supervision . . . . .    $  29,200
           Contract diamond drilling (3,000 metres at $63.50 per metre)      190,500
           Core splitting and handling. . . . . . . . . . . . . . . . .        6,100
           Analytical . . . . . . . . . . . . . . . . . . . . . . . . .        7,700
           Contract geophysical . . . . . . . . . . . . . . . . . . . .        8,500
           Transportation . . . . . . . . . . . . . . . . . . . . . . .        3,850
           Accommodation and meals. . . . . . . . . . . . . . . . . . .       11,100
           Field Supplies . . . . . . . . . . . . . . . . . . . . . . .          750
           Drafting (Auto CAD). . . . . . . . . . . . . . . . . . . . .        3,000
           Line Cutting . . . . . . . . . . . . . . . . . . . . . . . .        4,600
           Report preparation . . . . . . . . . . . . . . . . . . . . .        3,000
           Word Processing and reproduction . . . . . . . . . . . . . .        1,700

    Total Phase III . . . . . . . . . . . . . . . . . . . . .              $ 270,000
-----------------------------------------------------------------            =======



     It is estimated Phase I will take approximately 10 days using the services of two workers.

It is estimated Phase II will take approximately 3 weeks using the services of 3 workers and one geologist.

     Phase III is estimated to take 5 weeks but will require our company to supply only a site geologist and one worker to assist the geologist during the drilling program. As mentioned under the HV on page 35 the drilling company will supply the personnel to administer the drilling program.

Number  of  Total  Employees  and  the  Number  of  Full  Time  Employees

     We do not have any employees either full or part time. Any personnel working on either the HV or the Red Bird will be paid a daily rate and when the exploration program is completed they will no longer work for us.

Reports  to  Shareholders

We intend to furnish our shareholders with annual reports, which will include financial statements audited by Cordovano and Harvey, independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

     We are filing with the SEC a registration statement on the Form SB-2 under the Securities Act with respect to the securities being registered under this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the office of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C., 20549 or at its regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as Edgar, are publicly available on the SEC's website, http://www.sec.gov. We are prepared to furnish
                                 ------------------
any  shareholder  requesting  any  documents  filed  with  the  SEC.

     At  the  present  time,  we  do  not  have  our  own  website.

Incorporation  in  the  State  of  Nevada

     We  incorporated  in  the  State  of  Nevada on January 3, 2001 rather than
British Columbia because of tax reasons. For example, both the Federal and Provincial Governments impose tax on any profits made. This corporate tax could range as high as 51% of net income. In addition the Province of British Columbia has an annual capital tax based on the number of shares outstanding. By having a Nevada-based company, we, if we ex-provincially incorporate in British Columbia, will only be subject to a 15% withholding tax as set forth in the Canada/US Tax Treaty.


ITEM  17.     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION

     The following discussion and analysis explains the major factors affecting our results of operations for the years ended December 31, 2001 to 2003 and for the nine months ended September 30, 2004 and the variance of results between periods. The following discussion of our financial condition and results of operations should be read along with the financial statements and notes to the financial statements included elsewhere in this Form SB-2.

(A)      PLAN  OF  OPERATIONS

     While we believe that both the HV and the Red Bird have value and the definite opportunity for further exploration, we realize we are in the pre-exploration stage since we have not yet generated or realized any revenues from the HV or the Red Bird or any other part of our business operations. Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We may not be able to continue for the next 12 months unless we obtain additional capital to pay our bills. We have not generated any revenues and no revenues are anticipated unless and until mineralized material is discovered, if ever, on either the HV or the Red Bird. There is no assurance we will have successful operations whereby we will be able to generate a cash flow which will provide us with the funds to maintain our operations. Presently, we have no historical financial information upon which to base an evaluation of our performance. We are subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the HV and the Red Bird and possible cost overruns due to price and cost increases in services.

     Eventually we will have to raise money for our exploration work on the HV and the Red Bird either through the sale of our Treasury shares or by way of loans from lending institutions. We have not yet made a decision as to how we will raise money in the future. There is no commitment or agreement with our officers and directors to provide any funds to us. If we cannot raise any money or only a modest amount of money, there is the possibility our present and future shareholders, if any, might lose their total investment.

     Terry Heard will evaluate the results of the exploration program on the HV and the Red Bird, when and if they are undertaken, and will present to the Board of Directors his recommendation as to whether or not we should proceed with further exploration on either or both of these claims. If his evaluation is to undertake no further exploration work on either or both of these claims, the claim in question, if only one claim, will be allowed to lapse at its anniversary date. If this is the case, we will still have the other claim to explore but we will want to consider whether or not to identify another mineral property. If both claims prove to warrant no further exploration we will have to identify another mineral property since we do not wish to become a shell company (a company having no assets and no specific purpose).

     We  will  not  buy  or  sell  any  plant  or  significant  equipment.

The  number  of  employees  is  not  expected  to  change.

     To date we have concentrated on the HV but will direct our exploration activities in the future to include the Red Bird. We have not tried to identify any other mineral claims and will not do so until we have explored the HV and the Red Bird to determine if there exist minerals thereon of a commercial nature. Eventually, subject to the availability of financing, we will seek to increase our inventory of exploration properties and, if acceptable to us, enter into joint venture agreements with other exploration companies to explore various mineral claims we have identified.

We  will  require  money  to  operate  over  the  next  twelve months.   We have
determined  we  will  require  the  following  funds:





Distribution of Funds               Ref.       Amount
------------------------------  --------  -------
Accounting and audit . . . . .       (i)      $ 7,000
Exploration on the HV claims .      (ii)        1,650
Office . . . . . . . . . . . .     (iii)          500
Transfer agent's fees. . . . .      (iv)          500
                                              -------
                                                9,650
Expenses of Issuance and
   Distribution (page 13). . .                 12,000
                                             --------
Estimated Funds Required over
the Next Twelve Months . . . .               $ 21,650
                                              =======




(i)     Accounting  and  auditing

     This represents the cost for the December 31, 2004 financial statements preparation and examination by our independent accountants ($5,000) and preparation and review of the interim financial statements ($2,000).

(ii)     Exploration  of  the  HV  claims

     Prior  to  January  24,  2004, we will have to either undertake exploration activities on the HV or pay the Ministry cash-in-lieu of doing any work. The cost to us to do the work or pay cash-in-lieu is Canadian $200 (US$155) for each unit held by us for a total of Canadian $2,000 (US$1,550) and a filing fee of US$100. During the next twelve months there is no requirement for us to undertake any work on the Red Bird.

(iii)     Office

     Relates to photocopying, printing and courier charges which will be incurred during the various filing processes with the SEC and with the accountants and attorneys.

(iv)     Transfer  agent's  fees

     The annual fee charged by Empire Stock Transfer is $500. Under Expenses of Issuance and Distribution on page 17, we have accrued an additional $500 to cover any charges the transfer agent might charge us; for example: preparation of shareholders' reports, confirmation with auditors, etc. There are no share certificates being issued under this offering and therefore no consideration has been given to the issuance.

     With cash of $9,615 as at September 30, 2004, we will require additional funds during the next twelve months. To meet our future obligations we will either have to issue treasury shares or seek loans from either our directors or from financial institutes guaranteed by our directors. The directors have not given any consideration to personally supporting our Company financially. No decision has been made by our directors as to the best method to be used to meet our cash requirements over the next twelve months.

(B)    ANALYSIS  OF  FINANCIAL  CONDITIONS  AND  RESULTS  OF  OPERATIONS

     The following represents an analysis of expenses incurred for the years ended December 31, 2001 through to December 31, 2003 and for the nine months ended September 30, 2004:





                                                                 TOTAL TO
                      Sept. 30   Dec. 31   Dec. 31   Dec. 31     SEPT. 30
                        2004       2003      2002      2001        2004
                      ---------  --------  --------  --------  ---------

Accounting and audit  $   2,100  $  2,200  $  2,200  $  2,200  $   8,700
Bank charges . . . .        197       116       120        72        505
Exploration
Expenses . . . . . .        683         -     2,016     2,867      5,566
Geological
Report . . . . . . .      2,680         -         -     1,032      3,712
Incorporation
cost written
off. . . . . . . . .          -         -         -     1,845      1,845
Interest . . . . . .        359       450       428       261      1,498

Management fees. . .      4,500     6,000     6,000     6,000     22,500
Office . . . . . . .        195         -       669       239      1,103
Rent . . . . . . . .      3,150     4,200     4,200     4,200     15,750
Staking fees . . . .      1,667         -         -         -      1,667
Telephone. . . . . .      1,800     2,400     2,400     2,400      9,000

Transfer agent fees.        780       595     2,105       550      4,030
                          -----     -----     -----     -----     ------

Total. . . . . . . .  $  18,111  $ 15,961  $ 20,138  $ 21,666  $  75,876
                         ======    ======    ======    ======     ======




YEARS ENDED DECEMBER 31, 2001 TO 2003 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

Accounting  and  audit

     We have an independent bookkeeper who prepares the accounting records for our year end and submits the records to our independent accountants, Cordovano & Honeck, for their examination of our financial statements. Our independent auditors have not performed any other accounting or consulting work for us other than the issuance of audited financial statements.

Bank  charges

We have a bank account with one of the chartered banks in Canada which charges us a service fee each month to operate the account.

Exploration  expenses

As indicated elsewhere in this Form SB-2, in 2001 and 2002 we incurred exploration expenses associated with the staking and establishment of a grid system for soil and rock assaying on the HV. In 2004, we staked the Red Bird and paid an additional amount of $683 to acquire certain PAC (portable assessment credit) grants available to us. PAC grants are created by other companies performing exploration work on their claims on which they cannot use the entire money spent due to their claims being maintained to the maximum limit in British Columbia; being 10 years of assessment work applied. The company or individual holding the PAC grant can transfer them to any property within British Columbia; hence the word "portable". If it is an unrelated company, as in our case, the owner of the PAC grant charges a fee for the use of the credit since once applied to the Red Bird, he can no longer use it on another property. We purchased from Richard Billingsley a total of $1,780 in PAC grants for $443 not including filing fees of $208 and Good and Services Taxes of $32. By doing this transaction, we were able to maintain the Red Bird in good standing until July 23, 2006. We felt this was a prudent business decision since the availability of all future PAC grants in the Province of British Columbia will expire at the end of 2004.

Geological  reports

     We have had two geological reports prepared. The first was on April 18, 2001 by John J. Watkins on the HV. On August 15, 2004, Joe T. Shearer prepared a report on the Red Bird. Extracts from both these reports are mentioned elsewhere in this Form SB-2.

Incorporation  costs

     We incorporated our Company in Nevada and in 2001 wrote the entire incorporation cost off as a period cost rather than capitalize it on the balance sheet.

Management  fees

     Since we do not have sufficient money to pay our management team we have not paid management salaries. Nevertheless we realize there is a cost associated with the time spent by our directors and officers in the affairs of our Company and, therefore, have given recognition to this fact by accruing as management fees $500 per month. This amount has been expensed and credited to Capital in Excess of Par Value on the balance sheet. We will never pay this amount in either cash or shares to any of our directors and officers.

Office

     Relates to such charges as photocopying, fax, courier and miscellaneous expenses.

Rent

     We are fortunate, at the present time, in being able to use the office of Sam Hirji at no cost to us. Nevertheless, we realize there should be a cost of operating an office and therefore, similar to management fees above, we have accrued an amount of $350 per month. This amount represents the cost of obtaining a shared office space in downtown Vancouver. No payment will ever be made to Sam Hirji or any other director for the accrual of rent.

Staking  fees

     In 2001 we engaged the services of Paul Saulnier to stake the HV and, in 2004, we engaged the services of Richard Billingsley to stake the Red Bird for us.

Telephone

     We do not have our own telephone number since we wish to wait until we select office premises on a full time basis. Similar to management fees and rent noted above, we have accrued as a telephone charge $200 per month with an offsetting credit to Capital in Excess of Par Value. The amount accrued was determined based on the rates B.C. Telephone Company would normally charge a company for a single telephone line.

Transfer  agent  fees

     Original we used as our transfer agent, Nevada Agency & Trust Company in Reno, Nevada but due to the cost associated with their services we switched in 2004 to Empire Stock Transfer Inc. in Las Vegas.

Meeting  of  Stockholders

We have not held since our inception a Meeting of Stockholders. We are planning to hold a Meeting of Stockholders but no date has been set by our directors.

Other  factors  and  trends  to  be  considered:

(i)  Short  and  long-term  trend  liabilities

We are unaware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our business either in the long-term or long-term liquidity which have not been disclosed under Risk Factors on page 6.

(ii)  Internal  and  external  sources  of  liquidity

There  are  no  material  internal  and  external  sources  of  liquidity.

(iii)  Commitments  for  capital  expenditures

We have no commitments for any capital expenditures of a significant amount and have not budgeted any future funds required over the next twelve months to purchase any assets of any nature.

(iv)  Known  trends,  events  or  uncertainties  having  an  impact  on  income.

Since we are in the start-up stage and the HV and the Red Bird claims have not produced any income, and there is a chance that they never will, we do not know of any trends, events or uncertainties that are reasonably expected to have a material impact on income in the future.

(v)  Income  from  other  sources.

We know of no significant elements of income or losses that do not arise from our continuing operations. Until such time as we have defined a mineable ore reserve we will not realize any income.

(vi)  Changes  in  the  financial  statements.

We do not know of any cause for any material changes from period to period in one or more line items of our financial statements as shown in this Form SB-2. These audited financial statements adhere with accounting principles generally accepted in the United States of America.

(vii)  Seasonal  aspects  affecting  the  financial  condition.

The only seasonal aspect known to us which will affect our financial condition or results of operations is the weather. With warmer weather on Vancouver Island than the mainland, there is a possibility that only a few months of winter will affect our exploration efforts on the HV. This will not be the case for the Red Bird where the weather is harsher and lasts for many more months. During the initial exploration stage, we will only be able to explore the Red Bird during the late spring, summer and early fall months due to the possibility of snow in winter. Winter weather conditions make it difficult to obtain soil and rock samples, prospecting, trenching and removal of overburden.

(viii)  Interim  Periods

We have no historical financial information upon which to base an evaluation of our performance other than the audited financial statements filed with this Form SB-2. We are in the pre-exploration stage and have not generated any revenues from our operations to date. There is no guarantee that we will have a successful business operation. We are subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the HV and Red Bird claims, and possible cost overruns due to price and cost increases in services required during our exploration work.

To date we have concentrated on the HV. In the future, we will explore the Red Bird and continue our exploration activities on the HV. Nevertheless, in the future we will seek to increase our inventory of mineral properties and, if acceptable to us, enter into joint venture agreements to explore various other mineral properties of merit. No mineral properties or joint venture situations have been identified to date.

(C)     LIQUIDITY  AND  CAPITAL  RESOURCES

     There is limited historical financial information about us upon which to base an evaluation of our performance. It might take several years for a historical profile to be developed on our activities as a company and the strengths of our management team to be useful for evaluating our performance.

     Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We will need to raise capital to fund normal operating costs and exploration efforts. If we are not able to generate sufficient revenues and cash flows or obtain alternative funding, we will be unable to continue as a going concern. As disclosed in the report of the independent auditors on our financial statements provided elsewhere in this Form SB-2, our recurring losses and negative cash flows from operations raises substantial doubt about our ability to continue as a going concern.

(D)     NEW  ACCOUNTING  PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 141 "Business Combination" which supersedes APB Opinion No 16 "Business Combinations" and FASB Statement No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". The provisions of this statement requires that all business combinations be accounted for using "purchase accounting" and it disallows the use of "pooling of interests" as previously allowed under APB Opinion No. 16 and FASB Statement No. 38. This statement is effective for all business combinations subsequent to June 30, 2001. The adoption of this statement did not have a material effect on the Company's financial statements.

     Also in June 2001, the FASB issued SFAS No. 142 "Goodwill and other Intangible Assets", which supersedes APB Opinion No. 17 "Intangible Assets". The provisions of this statement changes the unit of accounting for goodwill and takes a very different approach to how goodwill and other intangible assets are accounted for subsequent to their initial recognition. Because goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets, as well as total assets, will not decrease at the same time and in the same manner as under previous standards. This statement is effective for all fiscal years beginning subsequent to December 15, 2001. The adoption of this statement will not have a material effect on the Company's financial statements.

     In August 2001, the FASB and SFAS No. 143 "Accounting for Asset Retirement Obligations", which amends SFAS No. 19, establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The statement is required to be adopted by January 1, 2003, at which time the Company will record the estimated present value of reclamation liability and increase the carrying value of related assets. Subsequently, reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation. Currently the Company is in the process of quantifying the effect the adoption of this statement will have on its financial statements.

     The FASB also issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. It also amends APB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for the fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are not to be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial statements.

ITEM  18.     DESCRIPTION  OF  PROPERTY

Both the HV and the Red Bird are more fully described elsewhere in this Form SB-2. We have no other mineral properties.

Title  to  the  HV

     The HV is recorded in the name of Paul Saulnier who staked the claim on behalf of us. The HV has been left in the name of Mr. Saulnier since this would save us from having to obtain a Free Miners License from the Ministry. To protect us, Mr. Saulnier has signed a Bill of Sale Absolute which, when filed with the Ministry, changes ownership in the mineral rights on the HV to us (refer to Exhibit 10.2).

     In the future, when we undertake a significant exploration program, we will make application to obtain an extra-provincial registration and our own Free Miners License. Even though we have a signed Bill of Sale Absolute in our possession, we are exposed and might lose our interest in the HV if Mr. Saulnier transfers title to another person and that deed is recorded prior to recording of our deed, that person would have superior title and we would have none. If that event occurs, however, Mr. Saulnier will be liable to us for monetary damages for breach of his warranty to the title.

Title  to  the  Red  Bird

     The  Red  Bird  is recorded in the name of Richard Billingsley for the same
reasons  noted  above  with  the HV.   Mr. Billingsley has signed a Bill of Sale
Absolute  (refer  to  Exhibit  10.3).

Investment  Policy

We are not limited on the percentage of assets which may be invested in any one investment or mineral property. A disposal of a future major asset would result in our Board of Directors seeking shareholders' approval since this would ensure no subsequent shareholder action could be brought against us. Our policy is to acquire assets, being mainly mineral properties, primarily for income in the future rather than capital gains. Our intention is to explore and develop, if warranted, the HV and the Red Bird in hopes of eventually developing them into income producing property from the sale of the minerals contained thereon.

ITEM  19.     CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with it or in any presently proposed transaction.

-    Any  of  the  our  directors  or  officers;
-    Any  person proposed as a nominee for election as a director in the future;
- Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common stock; or
- Any relative or spouse of any of the foregoing persons who has the same house as such person.

The  common  stock  purchased  by  the  directors  and  officers is shown below:

          Sam Hirji, President and Director, purchased 150,000 shares at a price of $0.01 per share for cash consideration.

          Herbert Moeller, Secretary Treasurer and Director, purchased 100,000 shares at a price of $0.01 per share for cash consideration.

          Claus Andrup, a former Director, purchased 100,000 shares at a price of $0.01 per share for cash consideration.

All  the  above  noted  shares  were  issued  in  compliance  with  Rule  144.

     Under the general rules of Rule 144 a minimum of one year must lapse between the latter of the date of the acquisition of the shares of our Company or from an affiliate of our Company, and any resale of such shares in reliance on Rule 144 for the account of either the acquirer or any subsequent holder of those shares. The one-year period shall not begin until the full purchase price is paid by the person to our Company. The directors paid the full purchase price at the time of acquiring the shares.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of our common stock then outstanding which, in our case, equals approximately 14,500 shares as of the date of this Form SB-2; or

2. the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     On July 23, 2004, we accepted subscriptions for 1,000,000 shares at a price of $0.01 per share from 24 individual investors for a total consideration of $10,000. All payments were for cash consideration.

     On August 31, 2004, we accepted subscriptions for 100,000 shares at a price
of  $0.10 per share for 12 investors for a total consideration of $10,000.   All
payments  were  for  cash  consideration.

     Some of our Directors are directors and officers of other companies (refer to biographies of Directors on pages 14 to 16). Therefore, conflicts of interest may arise between their duties as our directors and as directors and officers of other companies. All such possible conflicts will be disclosed and the directors concerned will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed on them under the laws of the State of Nevada.

     All officers and the director are aware of their fiduciary responsibilities under corporate law, especially insofar as taking advantage, directly or indirectly, of information or opportunities acquired in their capacities as officers and directors of our Company. Any transaction with officers or directors will only be on terms consistent with industry standards and sound business practice in accordance with the fiduciary duties of those persons to our Company, and depending upon the magnitude of the transactions and the absence of any disinterested Board members, the transactions may be submitted to the shareholders for their approval in the absence of any independent Board members.

The following directors and officers have advanced money to us over the past several years.


          Sam  Hirji                         $  8,238
          Herbert  Moeller                        187

          As  at  September  30,  2004       $  8,425
                                                =====

     The  above noted advances are on a demand basis and bear no interest.   Had
an annual compound interest rate of 5% been used, the amount of interest due and payable would have been $1,498.

     We have had no transactions with any promoter or promoters since its inception. Nothing of value, including money, property, contracts, options or rights of any kind has been received or will be received by a promoter, director or indirectly from us which is not disclosed in this Form SB-2.

     Except as indicated below, there were no material transactions, or series of similar transactions, since inception of our Company and during our current fiscal period, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.


ITEM  20.     MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS

     We are neither a reporting issuer in the United States nor a publicly traded company on any stock exchange. Therefore, there is no trading range in our shares. Subsequent to the effective date of our registration statement under the Securities Act of 1933, it is anticipated one or more broker dealers may make a market in its securities over-the-counter, with quotations carried on the OTCBB. There is no assurance we will ever be quoted on the OTCBB or any other exchange.

Outstanding  options,  warrants  and  conversion  privileges

     We  have  granted Terry Heard 100,000 options at a price of $0.10 per share
as  more  fully  described  on  page  56.   There are no outstanding warrants or
conversion  privileges  for  our  Company.

Shares being offered pursuant to an employee benefit plan or dividend reinvestment plan

     We are offering no shares pursuant to an employee benefit plan or a dividend reinvestment plan.

Holders  of  Record  of  Common  Shares

     There  are  39 stockholders of record including two of our three directors.

Number  of  Shares  under  Rule  144

     The  number of shares which could be sold under Rule 144 is 350,000 shares.

Dividends

     No cash or stock dividends have ever been declared by us since our inception and we are extremely doubtful that any will be declared in the immediate future; if at all.

Certain  United  States  Tax  Considerations  for  Non-United  States  Holders

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-United States holder.

     A non-United States holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless:

- the gain is effectively connected with your conduct of a trade of business in the United States or, under an income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States;
- you are an individual who holds our common stock as a capital asset, are present in the United States for 183 days or more in a taxable year of the disposition and meet other requirements; or

- you are or have been a "United States real property holding corporation" for United States federal income tax purposes.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholdings. If you receive payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States holder or you otherwise establish an exemption.

WE ENCOURAGE AND RECOMMEND THAT EACH NON-UNITED STATES HOLDER CONSULT THEIR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

ITEM  21.     EXECUTIVE  COMPENSATION

     Our directors and officers have not been compensated for their services and there are no plans to compensate them in the near future until such time as we generate sufficient revenue to do so.

Compensation  of  Directors

     During the fiscal years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2004, we did not pay our directors for any meetings.

Executive  Compensation

     The following table set forth the total compensation paid or accrued by us for the three years ended December 31, 2003 and for the nine months ended September 30, 2004 on behalf of our named executive officers. In addition, this table sets forth information with respect to stock option to purchase common stock granted to our named executive officers during the same periods mentioned above.

                           SUMMARY COMPENSATION TABLE
                                     ANNUAL
                                  COMPENSATION

                                                    Long  Term Compensation
                                                    -----------------------
                     Annual  Compensation          Awards                Payouts
                     --------------------          ------                -------




(a)                        (b)        (c)         (e)        (f)       (g)     (h)   (i)
                                              Other    Restricted                    All other
                                              annual   stock     Options/    LTIP      compen-
Name and Principal. . .                        Comp.    awards     SAR      payouts    sation
Position. . . . . . . .  Year     Salary        ($)       ($)       (#)      ($)        ($)
------------------       ----     -------     -------  --------   -------    ------   --------

Michael Laidlaw (1)
Former President and
     former Director. .   2001      -0-         -0-       -0-       -0-       -0-       -0-

Sam Hirji (2) . . . . .   2001      -0-         -0-       -0-       -0-       -0-       -0-
Principal Executive . .   2002      -0-         -0-       -0-       -0-       -0-       -0-
Officer, President and.   2003      -0-         -0-       -0-       -0-       -0-       -0-
     Director . . . . .   2004      -0-         -0-       -0-       -0-       -0-       -0-

Herbert Moeller (3)
Principal Financial . .   2001      -0-         -0-       -0-       -0-       -0-       -0-
Officer,. . . . . . . .   2002      -0-         -0-       -0-       -0-       -0-       -0-
Secretary Treasurer . .   2003      -0-         -0-       -0-       -0-       -0-       -0-
  and Director. . . . .   2004      -0-         -0-       -0-       -0-       -0-       -0-

                          2001      -0-         -0-       -0-       -0-       -0-       -0-
Claus Andrup (4). . . .   2002      -0-         -0-       -0-       -0-       -0-       -0-
Director. . . . . . . .   2003      -0-         -0-       -0-       -0-       -0-       -0-

Terry Heard (5)
Director. . . . . . . .   2004      -0-         -0-       -0-     100,000     -0-       -0-



(1) Incorporating director who resigned as President and Director on November 6, 2001.

(2) Appointed as a Director, Principal Executive Officer and President on November 6, 2001.

(3)  Appointed  as  a  Director,  Principal  Financial  Officer  and  Secretary
     Treasurer  on  November  6,  2001.

(4)  Appointed  as  a  Director  on November 6, 2001 and resigned in December 1,
     2003.
(5)  Appointed  as  a  Director  on  August  15,  2004.

Option Grants in Last Fiscal Year and during the nine months ended September 30, 2004.

     The  stock  options  outstanding  as  at September 30, 2004 are as follows:

               OPTION/SAR  GRANTS  IN  LAST  FISCAL  YEAR
                                Individual  Grants





(a)                    (b)                     (c)                  (d)           (e)
              Number of Securities    % of Total Option/SARs    Exercise of
               Underlying Options/   Granted to Employees in    Base Price    Expiration
  Name          SAR's Grants (#)           Fiscal Year            ($/Sh)         Date
Sam Hirji.        .  Nil                    Nil                     -               -

Herbert
   Moeller        .  Nil                    Nil                     -               -


Terry Heard.       100,000                 100 %                 $ 0.10     September 15, 2009


Employment  Agreements  with  Executive  Officers

     There  are  no  employment  agreements  with  any  officers  or  directors.

Employment  Contracts  and  Termination  of  Employment  Agreements

     We do not have any employment contracts with any of our directors or officers or any other individual proposed to be an officer or director. There are no compensation agreements in the event one or more of our officers or directors terminates his involvement with our Company.

Stock  Option  Plan

     We have never established any form of stock option plan for the benefit of our directors, officers or future employees. We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

ITEM  22.     FINANCIAL  STATEMENTS


                         REPORT OF INDEPENDENT AUDITORS

To  The  Board  of  Directors
of  Henley  Ventures,  Inc.:

We have audited the accompanying balance sheet of Henley Ventures, Inc. as of December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003, and 2002 and for the period from January 3, 2001 (inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects,, the financial position of Henley Ventures, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and for the period from January 3, 2001 (inception) through December 31, 2003 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainity.

Cordovano  &  Honeck,  P.C.
Denver,  Colorado
December  16,  2004

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)

                                 BALANCE SHEETS






                                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                                       2004            2003
                                                                                  ---------------   ------------
                                                                                     (UNAUDITED)
                                                                    ASSETS

     Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     9,615       $     160
                                                                                     ---------       ---------

                              Total assets . . . . . . . . . . . . . . . . . . .  $     9,615       $     160
                                                                                     ========          =======

                                          LIABILITIES AND SHAREHOLDERS' DEFICIT

     Current liabilities:
          Accounts payable and accrued liabilities . . . . . . . . . . . . . . .  $     9,817       $  7,180
                                                                                     --------         -------
                              Total current liabilities. . . . . . . . . . . . .        9,817          7,180

     Indebtedness to related party-noncurrent (Note 2) . . . . . . . . . . . . .        8,425          8,305
                                                                                     ---------        -------

                               Total liabilities . . . . . . . . . . . . . . . .       18,242         15,485
                                                                                     --------         -------

Shareholders' deficit (Note 2 and 4)
   Common stock, $.001 par value. Authorized 200,000,000 shares issued and outstanding 1,450,000 (unaudited) and 350,000
       shares, respectively. . . . . . . . . . . . . . . . . . . . . . . . . . .        1,450            350
   Additional paid-up capital. . . . . . . . . . . . . . . . . . . . . . . . . .       65,799         42,090
   Accumulative deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (75,876)       (57,765)
                                                                                     ---------       --------

                              Total shareholders' deficit. . . . . . . . . . . .       (8,627)       (15,325)
                                                                                     ---------       --------

                              Total liabilities and shareholders' deficit. . .    $      9,615      $    160
                                                                                      ========       ========





                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)
                            STATEMENTS OF OPERATIONS




                                                                                     JANUARY 3, 2001 (INCEPTION)
                                NINE MONTH ENDED                                              THROUGH
                                  SEPTEMBER 30              YEARS ENDED DECEMBER 31    December 31    September 30
                                2004           2003           2003          2002            2003          2004
(UNAUDITED)                 (UNAUDITED)    (UNAUDITED)
Expenses:
Contribution rent
    (Note 2). . . . .    .  $   4,950      $   4,950      $   6,600     $   6,600      $   19,800     $   24,750
Contribution services
    (Note 2). . . . . .         4,859          4,837          6,450         6,428          19,140         23,999
Exploration costs . . .         5,030              -              -         2,016           5,915         10,945
Organization costs. . .             -              -              -             -           1,845          1,845
Professional fees . . .         2,880          1,395          2,795         4,605          10,150         13,030
Office. . . . . . . . .           392             88            128           453             891          1,283
Other general expenses.             -              -            (12)           36              24             24
                             ---------      --------       ---------      --------       --------        --------

   Total expenses . . .       (18,111)       (11,270)       (15,961)      (20,138)        (57,765)       (75,876)
                             ---------      ---------      ---------      --------       ---------       --------

   Loss before income
         taxes. . . . .       (18,111)       (11,270)       (15,961)      (20,138)        (57,765)       (75,876)

    Income tax
     provision (Note 5)             -              -              -             -               -              -
                              --------      ---------       ---------     --------        --------       --------

    Net loss. . . . . .   $   (18,111)   $   (11,270)    $  (15,961)   $  (20,138)     $  (57,765)    $  (75,876)
                             =========      =========      =========     =========       =========       =========

Basic and diluted loss
    per share . . . . .   $     (0.04)   $     (0.03)    $    (0.05)   $   (0.06)
                             =========      =========      =========     =========

Weighted average
    common shares
    outstanding . . . .       490,000         350,000        350,000      350,000
                             ========       ==========     =========     =========



                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT






                                                                                ADDITIONAL
                                                   COMMON             STOCK      PAID-IN   ACCUMULATED
                                                   SHARES             AMOUNT     CAPITAL      DEFICIT     TOTAL
                                                 ----------  ----------------  ------------  ---------  ----------
Balance January 3, 2001
    Inception date. . . . . . . . . . . . . . .           -  $              -  $          -  $      -   $       -
Common stock issued to founders
     at December 15, 2001 . . . . . . . . . . .     350,000               350         3,150         -       3,500
Contributed rent and services (Note 2). . . . .           -                 -        12,862         -      12,862
Net loss. . . . . . . . . . . . . . . . . . . .           -                 -             -   (21,666)    (21,666)
Other comprehensive gains . . . . . . . . . . .           -                 -             -         -           -
                                                 ----------  ----------------  ------------  ---------  ----------
Balance at
   December 31, 2001. . . . . . . . . . . . . .     350,000               350        16,012   (21,666)     (5,304)
Contributed rent and services (Note 2). . . . .           -                 -        13,028         -      13,028
Net loss. . . . . . . . . . . . . . . . . . . .           -                 -             -   (20,138)    (20,138)
Other comprehensive gains . . . . . . . . . . .           -                 -             -         -           -
                                                 ----------  ----------------  ------------  ---------  ----------
Balance at
   December 31, 2002. . . . . . . . . . . . . .     350,000               350        29,040   (41,804)    (12,414)
Contributed rent and services (Note 2). . . . .           -                 -        13,050         -      13,050
Net loss. . . . . . . . . . . . . . . . . . . .           -                 -             -   (15,961)    (15,961)
Other comprehensive gains . . . . . . . . . . .           -                 -             -         -           -
                                                 ----------  ----------------  ------------  ---------  ----------
Balance at
   December 31, 2003. . . . . . . . . . . . . .     350,000               350        42,090   (57,765)    (15,325)
June 2004, sale of common
  stock, pursuant to private offering, net of
  offering costs of $2,500 (Unaudited) (Note 4)   1,000,000             1,000         6,500         -       7,500
August 2004, sale of common
  stock, pursuant to private offering, net of
  offering costs of $2,500 (Unaudited) (Note 4)     100,000               100         7,400         -       7,500
Contributed rent and services (Unaudited) . . .           -                 -         9,809         -       9,809
Net loss (Unaudited). . . . . . . . . . . . . .           -                 -             -   (18,111)    (18,111)
Other comprehensive loss (Unaudited). . . . . .           -                 -             -         -           -
                                                 ----------  ----------------  ------------  ---------  ----------
Balance at
   September 30, 2004 . . . . . . . . . . . . .   1,450,000        $    1,450     $  65,799  $(75,876)  $  (8,627)
                                                 ==========          =========      ========  ========    ========




                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)
                            STATEMENTS OF CASH FLOWS








                                  NINE MONTH ENDED                                          JANUARY 3, 2001 (inception)
                                                                                                     through
                                    SEPTEMBER 30            YEARS ENDED DECEMBER 31          December 31   September 30
                                 2004           2003          2003           2002               2003            2004
                              (UNAUDITED)    (UNAUDITED)                                                     (UNAUDITED)



Cash flows from
operating activities:
Net loss                      $ (18,111)     $ (11,270)     $ (15,961)    $ (20,138)         $ (57,765)     $ (75,876)
Adjustments to
reconcile net loss to
net cash used by
operating activities:
Contributed rent
And services (Note 2)             9,809          9,789         13,050        13,028             38,940         48,749
Changes in operating
assets and liabilities
Accounts payable                  2,637          1,395          2,795           875              7,180         9,817
                                --------  -------------      ---------      -------          ----------      -------
Net cash used in
operating activities             (5,665  )         (86)          (116)       (6,235)           (11,645)      (17,310)
                                --------       ---------      --------      --------         ----------      --------

Cash flows from
financing activities
Proceeds from related
party debt (Note 2)                 120              -              -          3,070             8,305         8,425
Proceeds from issuance
of common stock, net
of offering costs
(Note 4)                         15,000              -              -              -             3,500        18,500
                               ---------       --------       --------      ---------        ---------       -------
Net cash provided by
financing activities             15,120              -              -          3,070            11,805        26,925
                               --------        ---------      --------      ---------        ---------       -------
Net change in cash                9,455            (86)          (116)        (3,165)              160         9,615

Cash:
Beginning of period                 160            276            276          3,441                -              -
                               ---------       --------        -------      --------         ---------      --------
End of period                  $  9,615       $    190       $    160        $   276         $     160       $  9,615
                                =======        ========        =======        =======         ========        =======

Supplemental disclosure
of cash flow information:
Cash paid during the
year for:
Income taxes                   $      -       $      -       $      -        $      -        $       -       $      -
                                ========       ========       ========        ========        =========       =======
Interest                       $      -       $      -       $      -        $      -        $       -       $      -
                                ========       ========       ========        ========        =========       =======







                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

ORGANIZATION  AND  BASIC  OF  PRESENTATION

Henley Ventures, Inc. was incorporated under the laws of the State of Nevada on January 3, 2001 for the purpose of acquiring and developing mineral properties. The Company is in the exploration stage in accordance with Industry Guide 7. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The financial statements for the nine months ended September 30, 2004 and 2003 presented herein have been prepared by the Company in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. Financial data presented for the nine months ended September 30, 2004 and 2003 are unaudited.

On January 24, 2001, the Company acquired the mineral rights to the HV mineral claim group (the "HV") from Paul Saulnier, an unrelated individual who is not a director, officer or shareholder of the Company. The HV was "staked" on January 24, 2001 by Paul Saulnier on the Company's behalf. "Staking" of a claim is the method used to verify title to the minerals on the Province of British Columbia (known as the "Crown') property. The Company has undertaken several exploration work on the HV to maintain it in good standing until January 24, 2005. The Company holds the rights to the minerals on the HV, except for placer and coal, but do not have an interest in the land since it is owned by the Crown.

On July 28, 2004, the Company acquired the mineral rights to the Red Bird claim (the "Red Bird"), located in British Columbia, by Bill of Sale Absolute from Richard J. Billingsley for the purchase price of $1,667; the cost incurred by him to stake the Red Bird on behalf of the Company. The Red Bird claims are registered in the name of Richard J. Billingsley under his Free Miners' License #139085. The Company is in procession of a signed Bill of Sale Absolute giving ownership to the mineral rights of the Red Bird to them. A mineral claim in the Province of British Columbia has to be held in the name of a resident of the Province or by a company either incorporated in British Columbia or extra-provincially incorporated. At the present time, the Company does not wish to extra-provincially incorporate in British Columbia due to the cost. In addition, to obtain a Free Miners' License, if the Company were extra-provincially incorporated, would cost $385 whereas there is no cost to the Company using Richard Billingsley's Free Miners' License to hold the Red Bird. By having a Bill of Sale Absolute signed to the Company's benefit, the Company has control over the mineral rights on the Red Bird. Eventually, the Company will extra-provincially incorporate but not until sufficient exploration work has been undertaken on the Red Bird to warrant the cost of doing so. The Company holds the rights to the minerals on the Red Bird, except for placer and coal, but do not have an interest in the land since it is owned by the Crown (Note 3).

The Company's significant operating losses raise substantial doubt about the ability to continue as a going concern. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration.

The Company's future success is primarily dependent upon the existence of minerals on the properties for which the Company owns claim to. No minerals have yet been discovered on the properties. The Company's success will also be dependent upon its ability to raise sufficient capital to fund its exploration program and, if minerals are discovered, to mine the discovery on a timely and cost-effective basis.

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

USE  OF  ESTIMATES
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

FUNCTIONAL  CURRENCY

Although the Company operates in Canada, the financial statements are measured using U.S. dollars as the functional currency. During the period January 3, 2001 (inception) through December 31, 2003, the Company had a Canadian bank account and a U.S. bank account, with significant transactions being conducted from the U.S. bank account. The Canadian bank account was closed as of September 30, 2004 (unaudited).

CASH  AND  CASH  EQUIVALENTS

The Company considers all highly liquid securities with original maturities of three month or less when acquired to be cash equivalents. There were no cash equivalents at September 30, 2004 (unaudited) and December 31, 2003.

FINANCIAL  INSTRUMENTS

At December 31, 2003, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

MINERAL  INTERESTS

Exploration and development expenses are expensed in the period incurred until such time as the Company establishes the existence of commercial feasibility, at which time these costs will be deferred. Administrative expenditures are expensed in the period incurred.

Mineral interest acquisition costs and related interest and financing costs may be deferred until the property is placed into production, sold or abandoned. Mineral interest acquisition costs will be deferred only when and if proven and probable reserves have been found to exist. No proven or probable reserves are currently known to exist.

Any deferred costs will be amortized on a unit-of-production basis over the estimated proven and probable reserves of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned.

EARNINGS  (LOSS)  PER  COMMON  SHARE

The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalent. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. At September 30, 2004 (unaudited) and December 31, 2003, there were no variances between the basic and diluted loss per share as there were no potentially diluted securities outstanding.

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

INCOME  TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the
financial  statements  or  tax  returns.   Under  this  method,  deferred  tax
liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

STOCK-BASED  COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for stock-based compensation arrangements. Directors, acting in their capacity as directors, are in the employee category. Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and earnings per share that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25 and, accordingly, has included pro forma disclosures under SFAS No. 123.

(2)     RELATED  PARTY  TRANSACTIONS

The Company's president, who is also a director, contributed the use office space, including the use of telephone, to the Company for all periods presented. The office space was valued at $350 per month based on the market rate in the local area and telephone charges estimated and valued at $200 per month. The contributed use of office space is included in the accompanying financial statements as contributed rent expense with a corresponding credit to additional paid-in capital in the amount of $4,950 (unaudited) and $4,950 (unaudited) for nine months ended September 30, 2004 and 2003 and $6,600 and $6,600 for periods ended December 31, 2003 and 2002, respectively.

 The president, who is also a director, contributed management services to the Company for the periods presented. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $500 per month based on the level of services performed. The services are reported as contributed services with a corresponding credit to additional paid-in capital in the amount of $4,500 (unaudited) and $4,500 (unaudited) for nine months ended September 30, 2004 and 2003 and $6,000 and $6,000 for periods ended December 31, 2003 and 2002, respectively.

From January 3, 2001 (date on inception) through period ended December 31, 2003, the directors of the Company paid certain organization costs, exploration costs and certain office expenses on behalf of the Company totaling $7,695. This balance remains outstanding at December 31, 2003, and is included in the accompanying financial statements as Indebtedness of related parties. Interest expense related to the unpaid balance is contributed by the Company's president, director, and shareholder and is calculated at 5% pert annum with a corresponding credit to additional paid-in capital in amount of $359 (unaudited) and $337 (unaudited) for nine months ended September 30, 2004 and 2003 and $450 and $428 for periods ended December 31, 2003 and 2002, respectively.

In December 2001, the Company sold 350,000 shares of its restricted common stock to its officers and directors for $3,500 ($.01/share).

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

(3)     MINERAL  CLAIMS

HV  MINERAL  CLAIMS

The HV claim group consists of ten contiguous two-post mineral claims, HV 1 to HV 10, totaling 25 hectares, located 4 km due east of Port Alberni, on Vancouver Island, British Columbia, NTS:92F/2 and centered at UTM coordinates: 545000mN and 3574000mE. Access to the claim group is gained from Port Alberni by Cameron Main logging road. The south boundary of the claim group is located near the 5 kilometer sign on the Cameron Main logging road. Access onto the claim group is best gained by a number of secondary logging roads originating from Cameron Main that circle and branch up onto Egg Hill.

The  HV  claim  group  is  listed  as  follows:





CLAIM NAME     TENURE NO.     DATE RECORDED
----------     ----------    ----------------
HV 1 . . .      383518      January 24, 2001
HV 2 . . .      383519      January 24, 2001
HV 3 . . .      383520      January 24. 2001
HV 4 . . .      383521      January 24, 2001
HV 5 . . .      383522      January 24, 2001
HV 6 . . .      383523      January 24, 2001
HV 7 . . .      383524      January 24, 2001
HV 8 . . .      383525      January 24, 2001
HV 9 . . .      383526      January 24, 2001
HV 10. . .      383527      January 24, 2001


All the claims are valid for one year. The anniversary date is the annual occurrence of the date of record which is the staking completion date of the claim. To maintain a claim the holder must, on or before the anniversary date of the claim, pay the prescribed recording fee or either: (a) record the exploration and development work carried out on that claim during the current anniversary year; (b) pay cash in lieu of work. During 2002, the Company undertook a work program on the HV claims, which maintained them in good standing until January 24, 2005.

The HV claim group was covered by a larger mineral claim, the Pat claim, now expired. It was examined in 1989 by Westmin Resources Ltd. (Crowe, 1989). Westmin reported minor copper and pyrite mineralization associated with altered volcanic and sedimentary rocks of the Sicker Group in outcrops along new logging roads that now lie within the HV claim group. Thirty rock samples collected by Westmin were analyzed for thirty-one elements. Elevated concentration of Cu, Ag, Sb, As and B are reported. The best gold value reported was 137 ppb Au
(0.14  grams  per  tonne).

The Sicker Group hosts a number of volcanic hosted massive sulphide (VMS) ore deposits, the largest is at Buttle Lake located 75 kilometers northwest of the HV claim group and considered to be a world class deposit. Small mined out VMS deposits are present in similar Sicker Group volcanic rocks of the Horne Lake-Cowinchan uplift at Mount Sicker located 80 kilometers southeast of the HV claim group.

Significant gold mineralization, hosted in Sicker Group rocks, is located in Mineral Creek, eight kilometers southeast of the HV claim group. The Mineral Creek deposits and prospects were explored in detail, including the construction of an underground exploration tunnel, by Westmin Resources Ltd. in the 1980's. Gold

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

mineralization occurs over a wide vertical range and is related to the district scale, north striking and steeply dipping Mineral Creek fault. The style of mineralization varies form fine pervasive sulphides with gold mineralization in strongly ankerite, sericite, quartz and pyrite altered volcanic rocks lying within and in contact with the Mineral Creek fault zone; a quartz-rich veins and breccia zones, steep and flat dipping, containing coarse gold and lying away from and on both sides of the Mineral Creek fault; and as disseminated pyrite I aresenopyrite mineralization hosted in cherty banded iron formation.

No ecomonic mineralization has been identified on the HV claim group. Traverses along logging roads on the east side of Egg Hill did locate two wide zones of strong pervasive ankerite altered mafic volcanic rocks of the Sicker Group, cut locally by narrow quartz-rich veins, and with areas of strong pervasive silicification. These zone are sulphide poor, containing minor fine grained crystalline pyrite and traces of a fine, grey coloured sulphide in some quartz-rich veins. The first ankerite zone seen is exposed in a road cut for over 10 meters, the second is exposed in a road cut for over 100 meters.

RED  BIRD  CLAIM

The property is located 3 km northwest of Tulameen, B.C. It occupies the upland area immediately west of Otter Lake. The southern part of the claims covers the crest and slopes of the southeasterly trending ridge between Mount Rabbitt and Mount Riddell.

The claims extend north from the Lawless Creek logging road, 2.5 to 5.0 km west of Tulameen, to Lockie (Boulder) Creek, an easterly flowing tributary of Otter Creek.

The upper slopes of Rabbit and Boulder Mountains are gently sloping with deeply incised creek canyons. The slopes of the valleys of the Tulameen River, Otter Valley and Lockie Creeks, are steep to precipitous. Elevations vary from 470 metres in Lockie Creek to slightly over 1,500 metres on Rabbit and Boulder
Mountains.   The  Red  Bird  Showing  is  at  an  elevation  of  1,469  metres.

Access to the various showings is provided by steep four-wheel drive roads at the south ends of the property. The Rabbit Mountain area is accessible by a network of roads, which leave the main Lawless Creek road between 3.5 and 8.0 km west of Tulameen. The town of Princeton on the Southern Trans-Provincial Highway is 27 km by paved highway southeast of Tulameen. The Canadian Pacific Railway follows the Otter Valley immediately east of the property. The
Coquihalla  Toll  Highway  is  located  12  km  to  the  west  of  the property.

The Red Bird Property is held by one modified grid claim and five 2-post claims as listed:

                                 LIST OF CLAIMS




               Tenure    # of    Current
Claim Name     Number    Units     Size      Expiry Date
Red Bird. . .  412526     20        4S5E    July 23, 2006
Red Bird 1. .  412527      1      2 post    July 23, 2006
Red Bird 2. .  412528      1      2 post    July 23, 2006
Red Bird 3. .  412529      1      2 post    July 23, 2006
Red Bird 4. .  412530      1      2 post    July 23, 2006
Red Bird 5. .  412531      1      2 post    July 23, 2006
                         -----

        Total Units       25
                        ======

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

Henley Ventures Inc. reportedly has acquired the Red Bird Property by Bill of Sale from R. J. Billingsley. The claims are still registered in R B Billingsley's name (FMC 139085) as of August 2004. A fractional claim (Rainbow 6, Tenure Number 371270) occurs in the center of the Red Bird Claim and is in good standing until August 21, 2005. The size of the Rainbow 6 Claim is dependant on the exact location of the forfeited Tyee 1-4 Claims. It is recommended that Henley Ventures Inc. approach the owner of the Rainbow 6 mineral claim, Thomas Lisle, to understand what are his terms of option. There are several placer claims along Lockie Creek, which should not normally interfere with the Red Bird Mineral claims. Each unit is 25ha giving the Red Bird Property a nominal area of 625ha.

Two  2-post  claims  supercede  parts  of  Red  Bird  1  and  2.

Mineral Title of British Columbia is held via the Mineral Act. Claims are kept in good standing by applying appropriate assessment work in the amount of $100 per unit per year for the first 3 years and then $200 per unit per year thereafter.

The Red Bird Property is a large claim block which covers a number of old gold and copper showings, which were first discovered in the early part of the century. A considerable amount of somewhat disjointed exploration, including geochemistry, geophysics, geology, trenching and diamond drilling has been completed since 1965. However, due to the number of different operators the database is somewhat fragmented. As a consequence, the strategy behind some of the diamond drilling programs is not immediately clear from the available reports.

A probable stratabound horizon of massive sulfide mineralization has been recognized on the property. The sulfide horizons appear stratabound, lensoid and show remarkable potential strike length. Sulfide mineralization is hosted in andesitic to rhyolitic fragmental rocks, which may also replace massive sulfide mineralization along strike as barren pyretic schists. The massive sulfide mineralization is tabular to lensoid in shape and apparently concordant with layering in country rocks, trending northerly and dipping shallowly to the west. Thickness of the horizons ranges form approximately one to four metres and sulfide mineralization may contain lenses of acid and intermediate volcanic rocks. Numerous small scale faults transect and offset sulfide mineralization.

Known sulfide occurrences include the Motherlode-Spokane, Red Bird, Shamrock, Thynne, and Hilltop (Lloyd George) showings on the south side of Lockie Creek.

Geological mapping of the volcanic succession is essential in predicting the location of mineralized alkalic plutons. The common occurrence of magnetite with alkalic intrusions suggest that replotting and reinterpretation of previous magnetic data will aid in defining target areas. Drilling to test geological targets is envisaged.

4.     CAPITAL  STOCK  (UNAUDITED)

On September 15, 2004, the directors approved the granting of stock option to one of its directors whereby 100,000 common shares could be exercised at the price of $0.10 per shares on or before September 15, 2009 in whole or in part with a vesting at the rate of 25,000 options at the beginning of every three month period commencing September 15, 2004 while the director serves of the Company. (See Note 6)

On August 2004, the Company sold 100,000 common shares (unaudited) at a price of $0.10 per share under Offering Memorandum dated August 23, 2004 through its own
"best  efforts".   All  shares  of  common  stock

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

offered wee subject to resale restrictions under Regulation D, Rule 504. Proceeds from the sale of common shares totaled $7,500 (unaudited), net of offering cost of $2,500 (unaudited).

On June 2004, the Company sold 1,000,000 common shares (unaudited) at a price of $0.01 per share under Offering Memorandum dated June 15, 2004 through its own "best efforts". All shares of common stock offered were subject to resale restrictions under Regulation D, Rule 504. Gross proceeds from the sale of common shares totaled $7,500 (unaudited), net offering cost of $2,500 (unaudited). Following the June and August 2004 stock sales, the Company had 1,450,000 common shares (unaudited) issued and outstanding.

(5)     INCOME  TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

                                                     DECEMBER  31,
                                                    --------------
                                                   2003          2004
                                                 --------     ---------

     U.S.  statutory  federal  rate               15.00  %       15.00 %
     Contributed  rent  and  services             -2.81  %       -5.41 %
     Net  operating  loss  for  which  no  tax
         benefit  is  currently  available       -12.19  %       -9.59 %
                                                ---------       -------
                                                   0.00 %         0.00 %
                                                =========       =======

At December 31, 2003, the Company had a net operating loss carryforward for federal income tax purposes of approximately $57,760, which was fully allowed for in the valuation allowance of $57,760. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the year ended December 31, 2003 was $15,956. Due to the uncertainty of the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in the accompanying financial statements. The net operating loss carryforward will expire through the year 2023.

6.     STOCK  OPTION  PLAN  (UNAUDITED)

On September 15, 2004, the directors approved the granting of stock options to one of its directors whereby 100,000 common shares (unaudited) could be exercised at a price of $0.10 per shares on or before September 12, 2009 in whole or in part with a vesting at the rate of 25,000 options (unaudited) at the beginning of every three month period commencing September 15, 2004 while the director serves to the Company.

The  status  of  the  Company's  stock-option  plan  is  summarized  as follows:




                                                    Weighted
                                                    Average
                                   Number           Exercise
                                   of Shares         Price
                                   ----------     -----------
                                   (Unaudited)
Outstanding at December 31, 2003.            -      $      -
Granted . . . . . . . . . . . . .      100,000          0.10
Exercised . . . . . . . . . . . .            -             -
Canceled. . . . . . . . . . . . .            -             -
                                     ---------       -------
Outstanding at September 30, 2004      100,000      $   0.10
                                      =========      =======

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

The weighted average fair value of options granted during September 2004 estimated on the date of grant using the Black-Scholes option-pricing model was $.015. The fair value of options granted is estimated on the date of the grant using the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 3.39% and an expected life of five years.

Had compensation cost for the Company's stock option grants been determined consistent with SFAS 123, the Company's net income (loss) and net income (loss) per share would approximate the pro forma amounts below:

                                                     For the
                                                Nine Months Ended
                                                  September 30,
                                                       2004
                                                    -----------
                                                    (Unaudited)

     Net  losses
          As  reported                            $   (16,867)
          Increased  loss  due  to:
          Employee  stock  option  plan                (1,500)
                                                      ---------

     Pro  forma                                   $   (18,367)
                                                       =======

     Loss  per  common  shares
           As  reported                           $     (0.03)
                                                       =======
           Pro  forma                             $     (0.04)
                                                       =======

ITEM  23.     CHANGES  IN  AND  DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL  DISCLOSUREITEM  23.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON  ACCOUNTING  AND  FINANCIAL  DISCLOSURE

     The principal accountant's report, rendered by Cordovano &Honeck, P.C., Denver, Colorado, on the financial statements did not contain adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles. No decision has been made by the shareholders of the Company to change independent accountants since their appointment by the Board of Directors on June 30, 2004. There has been no disagreement with the auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

DEALER  PROSPECTUS  DELIVERY  INSTRUCTIONS

     Until          ,  2005,  all  dealers  that  effect  transactions  in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

              PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM  24.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director's or officer's liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation provides that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

     Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to the company's best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

     Subsection (1) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (2) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Subsection (3) of Section 78.7502 of the Nevada Revised Statutes provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therein.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

     ARTICLES AND BYLAWS. The Company's Articles of Incorporation (Article 12) and the Company's Bylaws (Article 11) provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company was agreed to grant indemnification.

ITEM  25.     OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The  estimated  expenses  of  this  Form  SB-2:





          Description                  Amount
-------------------------              -----
Accounting and auditing .            $  6,000
Legal and preparation of
     documents. . . . .            .    5,000
Miscellaneous . . . . . .                 200
Printing and photocopying                 200
SEC Registration fee. . .                 100
Transfer agent's fees . .                 500
                                       ------

 Offering expenses. . . .            $ 12,000
                                      =======




Note:  except  for the SEC registration fee, all other expenses are an estimate.

     The Selling Security Holders will not be responsible for any of the above expenses.

ITEM  26.     RECENT  SALES  OF  UNREGISTERED  SECURITIES

     From inception through to October 31, 2004, we have issued and sold the following unregistered shares of its common stock (the aggregated value of all such offerings did not exceed $1,000,000):

(i)     Subscription  for  shares  by  Directors  and  Officers

     On June 11, 2002, we issued to our President, Sam Hirji, 150,000 shares, to our Secretary Treasurer, Herb Moeller, 100,000 shares and to another director, Claus Andrup, 100,000 shares; all these shares being issued at a price of $0.01 per share.

     These shares are restricted since they were issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, Sam Hirji, Herb Moeller or Claus Andrup could each sell within a three month period a percentage of their shares based on 1% of the outstanding stock in our Company. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stop transfer" instructions placed against these certificates and a legend has been imprinted on the stock certificates themselves. We are registering for re-sale each from Sam Hirji and Herbert Moeller as part of the shares pursuant to this prospectus.

(ii)     Subscription  for  1,000,000  shares

     On June 23, 2004, we accepted subscriptions from 24 investors in the amount of 1,000,000 shares at a price of $0.01 per share. In all cases, the consideration was cash. These shares were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not US Persons as the term is defined in Regulation S. We are registering the resale of these common shares issued as part of the shares pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates representing these shares and a legend has been imprinted on the stock certificates. These owners of record of this stock do not own 5% of our outstanding shares and therefore were not controlling shareholders and none of them were officers and directors of our company.

(iii)     Subscription  for  100,000  shares

     On  August  31,  2004,  we  accepted subscriptions from 12 investors in the amount of 100,000 shares at a price of $0.10 per share. In all cases the consideration was cash. These shares were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not US Persons as the term is defined in Regulation S. We are registering the resale of these common shares issued as part of the shares pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates representing these shares and a legend has been imprinted on the stock certificates. These owners of record of this stock do not own 5% of our outstanding shares and therefore were not controlling shareholders and none of them were officers and directors of our company.

ITEM  27.     EXHIBITS





EXHIBIT
  NO.    DESCRIPTION
-------  ----------------------------------------------------------------

  3     Corporate Charter

        3 (i)  -  Articles of Incorporation

        3 (ii)  -  By-laws

  4     Stock Specimen

  5     Opinion re. Legality

  10    Material contracts

        10.1     Transfer Agent and Registrar Agreement
        10.2     Bill of Sale Absolute - Red Bird
        10.3     Bill of Sale Absolute - HV

  11    Statement re: Computation of per share earnings

  14    Code of Ethics

  23    Consent of experts and counsel

        23.1    Consent of legal counsel (refer to Exhibit 5)
        23.2    Consent of independent accountants
        23.3    Consent of John J. Watkins, Professional Geologist
        23.4    Consent of J. T, Shearer, M.Sc., Professional Geologist

99      99.1    Indemnification Agreement (example)
        99.2    Audit Committee Charter
        99.3    Share Purchase Option






ITEM  28.     UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

a.   To  include  any  prospectus required by Section 10(a)(3) of the Securities
Act;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registrant statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b)(S 230.424(b)) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registrant Fee" table in the effective registration statements; and

c. To include any additional or changed material information with respect to the plan of distribution.

2. For determining liability under the Securities Act to treat each such post-effective amendment as a registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on February 1, 2005.


                                        HENLEY  VENTURES  INC.


                                                 /s/  "Sam  Hirji"
                                        --------------------------
                                                   Sam  Hirji
                                            Principal  Executive  Officer
                                               President  and  Director

KNOW ALL MEN BY THESE PRESENT, that each of the persons whose signatures appear below constitutes and appoint Sam Hirji, as true and lawful attorney-in-fact and agent, with full power to substitution, for his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granted unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act 1933, this registration statement was signed by the following person in the capacities and on the dates indicated.


February 1, 2005


/s/  "Sam  Hirji"
-----------------
Sam  Hirji
Principal  Executive  Officer,
President  and  Director


February 1, 2005


/s/  "Herbert  Moeller"
-----------------------
Herbert  Moeller
Principal  Financial  Officer,
Secretary  Treasurer  and  Director